Exhibit 99.5

ERA Mining Machinery Limited

Stock Code : 8043

Annual Report 2011

Contents

CHARACTERISTICS OF THE GROWTH ENTERPRISE MARKET (“GEM”) OF THE STOCK EXCHANGE OF HONG KONG LIMITED (THE “EXCHANGE”)

GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the Main Board and no assurance is given that there will be a liquid market in the securities traded on GEM.

The principal means of information dissemination on GEM is publication on the internet website operated by the Exchange. Listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

Corporate Information

EXECUTIVE DIRECTORS

Emory WILLIAMS (Chairman)

Phil Qiu JIN (Vice Chairman) (Note 1)

LI Rubo

WANG Fu

LEE Jong Dae

INDEPENDENT NON-EXECUTIVE DIRECTORS

DONG Xiangge

CHAN Sze Hon

David Marc BOULANGER

Christopher John PARKER (Note 1)

REGISTERED OFFICE

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

British West Indies

HEAD OFFICE AND PRINCIPAL PLACE OF BUSINESS IN HONG KONG

9th Floor, Shun Ho Tower

24-30 Ice House Street

Central

Hong Kong

HEAD OFFICE IN PRC

7 JinSuo Rd.

High and New Technology Industries Development Zone

Zhengzhou, Henan 450001

People’s Republic of China

COMPANY SECRETARY

LEUNG Ka Wo

COMPLIANCE OFFICER

LEE Jong Dae

AUDIT COMMITTEE

CHAN Sze Hon (Chairman of the Audit Committee)

DONG Xiangge

David Marc BOULANGER

REMUNERATION COMMITTEE

Emory WILLIAMS (Note 2)

(Chairman of the Remuneration Committee)

CHAN Sze Hon

David Marc BOULANGER (Note 3)

AUTHORISED REPRESENTATIVES

LEE Jong Dae

LEUNG Ka Wo

AUDITOR

RSM Nelson Wheeler

Certified Public Accountants

29th Floor, Caroline Centre

Lee Gardens Two

28 Yun Ping Road

Hong Kong

COMPLIANCE ADVISER

Partners Capital International Limited

LEGAL ADVISOR

Orrick, Herrington & Sutcliffe LLP

39th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE IN THE CAYMAN ISLANDS

Bank of Bermuda (Cayman) Limited

P.O. Box 513 GT

Strathvale House

North Church Street

George Town

Grand Cayman

Cayman Islands

British West Indies

BRANCH SHARE REGISTRAR AND TRANSFER OFFICE IN HONG KONG

Hong Kong Registrars Limited

Rooms 1712-1716, 17th Floor

Hopewell Centre

183 Queen’s Road East

Wan Chai

Hong Kong

STOCK CODE

8043

WEBSITE

www.eraholdings.com.hk

Notes:

1.             Re-designated as non-executive director on 3 January 2012.

2.             Mr. Emory WILLIAMS resigned as the Chairman of the Remuneration Committee on 30 March 2012 but remain as a member.

3.             Mr. David Marc BOULANGER was appointed as the Chairman of the Remuneration Committee on 30 March 2012.

Summary Financial Information

The following is a summary of the published consolidated results and balance sheet of the Group prepared on the basis set out in note below:

	Year ended 31 December
	2011	2010	2009	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
			(restated)	(restated)	(restated)

Turnover	1,953,342	1,768,913	1,404,769	1,108,286	138,156

Operating profit	128,669	214,831	177,228	91,673	11,273
Finance costs	(138,785)	(40,953)	(20,066)	(12,765)	(626)

(Loss)/profit before tax	(10,312)	173,878	157,162	78,908	14,431
Income tax expense	(3,941)	(38,779)	(26,227)	(16,103)	(155)

(Loss)/profit for the year attributable to owners of the Company	(14,253)	135,099	130,935	62,805	14,276

	At 31 December
	2011	2010	2009	2008	2007
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
			(restated)	(restated)	(restated)

Total assets	5,661,917	3,381,099	1,635,045	993,948	429,406
Total liabilities	(4,361,707)	(2,158,774)	(1,415,353)	(905,191)	(413,887)

Net Assets	1,300,210	1,222,325	219,692	88,757	15,519

Note:         The figures for the years 2007, 2008, 2009 and 2010 have been prepared as a continuation of the consolidated financial statements of Hong Kong Siwei Holdings Limited, being the acquirer of the Company for accounting purpose in a very substantial acquisition and reverse takeover completed on 30 September 2010, throughout the four years and please refer to note 2 in the Notes to Financial Statements for details.

Chairman’s Statement

To the Shareholders of ERA Mining Machinery:

On behalf of the directors (the “Directors”) of ERA Mining Machinery Limited (“ERA” or the “Company”) and its subsidiaries (collectively the “Group”), I am pleased to present the annual results for the year ended December 31, 2011.

2011 was an eventful year for us. The Chinese Government continued to implement measures enforcing the mechanization of China’s coal mines, an effort in which hydraulic roof support products play an important role. While the number of customers we were able to serve and orders remained strong, our decision to pull a secondary share offering in June 2011 and a tightening of credit in the second half of the year placed limits on the amount of orders we could manufacture and ship by year end. While we finished the year with a 10.4% increase in turnover, our cost of sales and financing costs increased substantially, reflecting our higher costs of steel relative to our state owned competitors in China and substantially increased finance costs due to increases in interest rates along with substantially increased borrowings.

On November 10, 2011, we issued a Joint Announcement with Caterpillar Inc. (“Caterpillar”) and its subsidiary Caterpillar (Luxembourg) Investment Co. S.A. of a pre-conditional voluntary offer by Caterpillar (Luxembourg) Investment Co. S.A. to acquire all of ERA’s listed shares and the cancellation of all of ERA’s outstanding share options. Combining the many resources of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, with the market knowledge and sales position of ERA, one of China’s leading manufacturers of hydraulic roof supports, would allow the Company and its China employees the opportunity to offer ERA’s customers world class roof support products and related services.

Significant achievements during the year included the Company becoming a supplier to China’s largest coal mining company and completing its planned consolidation and relocation of its manufacturing operations into its new Guangwu factory, where it consolidated operations from three previous manufacturing locations.

We believe the steps we took will help our customers thrive in the years ahead and were therefore also in the best interests of our shareholders and employees. The Company hopes that those steps will assist China to achieve its continuing national mine safety and efficiency goals. On behalf of our Board and management team I sincerely thank the many employees, customers, shareholders and friends who supported us in 2011. We look forward to continuing our work together.

Emory Williams

Chairman

Hong Kong, 30 March 2012

Management Discussion and Analysis

FINANCIAL PERFORMANCE

Turnover

China’s tightening credit policy and an increasingly challenging operating environment resulted in a slowing turnover growth. For the year ended 31 December 2011, the Group recorded a turnover of approximately HK$1,953.3 million representing growth of 184.4 million or 10.4% in comparison to the prior year.

Cost of Sales

For the year ended 31 December 2011, cost of sales was approximately HK$1,653.3 million or 84.6% of turnover compared to HK$1,420 million and 80.3% of turnover in 2010. Steel costs as a percentage of sales grew in comparison with 2010 and are believed to be higher as a percentage of sales than our leading state-owned competitors principally due to two factors: 9% higher steel prices and a high percentage of our steel purchases being purchased indirectly through agents of steel companies (who provide more favorable payment terms) instead of directly from the steel mills.

Gross Profit and Gross Margin

The Group’s gross profit for the year ended 31 December 2011 was HK$300.0 million, 14.0% lower than in the prior year. Gross profit margin decreased to 15.4% from 19.7% in the prior year, with margin decreases primarily attributable to increases in materials costs which we were unable to pass on to our customers in a competitive environment.

Selling and Distribution Costs

For the year ended 31 December 2011, the Group incurred selling and distribution costs of approximately HK$96.6 million or 4.9% of sales, a decrease of approximately HK$8.0 million or 7.6% when compared to 2010, when selling and distribution costs represented 5.9% of sales. Efficiencies resulted primarily from the Company’s purchase of some of its principal former sales agencies.

Administrative Expenses

For the year ended 31 December 2011, the Group incurred administrative expenses of approximately HK$159.8 million, an increase of approximately HK$74.5 million or 87.2% when compared to last year. While some increase resulted from business expansion, the most significant increases in administrative expenses were principally due to increases of HK$39.0 million in allowance for trade receivables, additional salary and benefits of HK$26.6 million and an increase in research and development expenditures of HK$4.9 million.

Total personnel at the end of 2011 increased by 671 persons or 21.2%, while wages and benefits increased by 65.8%, reflecting the continuing escalation of wages and benefits across China’s manufacturing employment sector.

Zhengzhou Siwei has invested significantly in research and development, adding 373 new research and development staffs during 2011, in the Company’s continuing effort to enhance mining safety, efficiency and environmental impact, while non-salary and benefit related expenditures for research and development of HK$9.1 million represented a 118% increase over 2010.

Finance Costs

Financing the Company’s physical plant consolidation and expansion along with working capital needs resulting from increased turnover resulted in a 142.9% increase in total borrowings and substantially higher financing costs in 2011. For the year ended 31 December 2011, the Group incurred finance costs of approximately HK$138.8 million, an increase of approximately HK$97.8 million or 238.5% when compared to 2010. In 2011, additional finance costs of HK$42.2 million were incurred in respect of short term bank borrowings and other borrowings as a result of an increase of HK$709.5 million in total borrowings to finance additional working capital and capital expenditures. In addition, bills receivables discounting charges increased by HK$42.9 million when compared to 2010.

Net loss Attributable to Owners of the Company

For the year ended 31 December 2011, the Group’s net loss attributable to owners of the Company was approximately HK$14.3 million, compared to a profit of HK$135 million made in last year. The loss was due primarily to (1) higher financial costs due to increased borrowings and higher interest rates during 2011, (2) a decrease in gross profit margin due to increased material costs and (3) a higher salaries and benefits and (4) an increased allowance for trade receivables.

EBITDA

Given the Group’s increased financing costs due to continued growth in fixed assets and working capital needs, the management team believes a comparison of 2011 and 2010 EBITDA (a non HKFRS accounting standard metric comprised of net (loss)/profit before income tax, net finance costs, depreciation and amortization) is informative for shareholders wanting to better understand the Group’s results. EBITDA for 2011 decreased by HK$88.2 million or 38.1% from the prior year.

	Year ended 31 December
	2011	2010	Variance
	HK$’000	HK$’000%

(Loss)/profit before tax	(10,312)	173,878	(94.1)
Depreciation & amortization	30,679	20,635	48.7
Net finance costs	122,991	37,053	231.9

EBITDA	143,358	231,566	(38.1)

Note that a HK$110.9 million increase in fixed asset investment to expand its production capacity resulted in 48.7% higher depreciation and amortization in comparison to 2010.

BUSINESS REVIEW

Product

At present, the sole products of principal subsidiary of the Company, Zhengzhou Siwei, are hydraulic roof supports (also referred to as “shields”) and related equipment for underground coal mining. Zhengzhou Siwei designs and manufactures a full range of shields ranging from 0.8 m to 7.3 m in height and from 1,800 KN to 18,000 KN in terms of working resistance. All shields delivered are custom manufactured to the mining requirements of each customer.

During 2010, Zhengzhou Siwei dedicated substantial resources to its research and development capabilities. In addition to the many research and development initiatives in production techniques, materials and hydraulic parts, during the reporting period, Zhengzhou Siwei introduced a number of new products and technologies of potential importance such as:

• Powerful and compact hydraulic supports with large mining height	—	A highly technical product for the high-end market, market demand keeps on increasing.

• Efficient and powerful two-leg sublevel caving shield supports	—	Specific for ultra thick coal seam, facilitate mining in ultra thick coal seam, and improve mining efficiencies.

• solid, high hydrophilic and paste backfill hydraulic supports for mining	—	This patented technology, exclusive to Zhengzhou Siwei, offers customers higher recovery rate while reducing damages to the environment.

• Large dip angle face supports	—	Specific for coal seams with large dip angles, can improve mining efficiency and safety. This kind of support has a great demand in China.

• Ultrathin seam mining supports	—

Targeted at highly technical and highly automated thin and ultra thin coal seams, this type of shield supports and fosters fully automated, unmanned mining faces, enabling efficient and safe mining thereof.

Over time, management expects these efforts to enhance profit margins for its current products, to increase sales of new, higher margin products and to result in increased export sales.

Market Overview

China’s increasing demand for highly mechanized coal mining equipment has been driven principally by two factors, China’s increasing demand for electricity and government policies directed at improving the safety and efficiency of Chinese mining. These government policies are reflected in the growing consolidation of the small and medium sized coal mines and the mandating of increasingly rigorous safety measures. While growth of new mines may slow during China’s 12th Five Year Plan, management expects intensified comprehensive mechanization in China’s existing and newly consolidated mines. The management expects these factors to continue to result in continued strong short and mid-term growth for China’s mining machinery market.

Expansion of Manufacturing Capabilities and Capacity

Zhengzhou Siwei has been constantly expanding its manufacturing capacity and capabilities. During 2011, most of this expansion has occurred or will occur in Zhengzhou Siwei’s newest Guangwu factory location in Zhengzhou, where Zhengzhou Siwei is consolidating all of its shield manufacturing. Significant additions to manufacturing capacity were made during the year, especially in advanced electro-plating and welding. The management expects to complete its physical consolidation of its former manufacturing facilities.

PROSPECTS

Indicators point to continued strong economic growth in China. Continued initiatives by China’s central government strengthening policies aimed at improving mine safety, efficiency and mitigating environmental impact, requiring mine mechanization and further consolidation of small and medium sized coal mines also bode well for the coal mining industry.

LIQUIDITY AND FINANCIAL RESOURCES

As at 31 December 2011, the Group had cash and cash equivalents of approximately HK$338.1 million (2010: HK$102.7 million). As at 31 December 2011, the Group had net current assets of approximately HK$89.9 million (2010: HK$415.8 million).

FOREIGN EXCHANGE EXPOSURE

The Group mainly operates in the PRC. Other than the foreign currency denominated bank deposits, the Group does not have any other material direct exposure to foreign exchange fluctuations. During 2011, though the exchange rates of Renminbi against U.S. dollar and the Hong Kong dollar kept on increasing, the directors of the Company expect that any fluctuation of Renminbi exchange rate will not have material adverse effect on the operation of the Group.

CAPITAL STRUCTURE

The Company was listed on The Growth Enterprise Market of the Stock Exchange of Hong Kong Limited. During the year ended 31 December 2011, the changes of the capital structure of the Company were set out below:

(a)              49,932,000 ordinary shares were issued on 5 January 2011, at HK$0.35 per share as the convertible bond holder exercised conversion right to convert the convertible bond into the Company’s ordinary shares.

(b)             18,200,000, 9,000,000 and 4,300,000 ordinary shares were issued on 5 January 2011, 24 May 2011 and 2 December 2011, respectively at HK$0.40 per share as exercise of share options.

CHARGES ON THE GROUP’S ASSETS

As at 31 December 2011, the Group’s time deposits of approximately HK$777.2 million (2010: HK$334.1 million) were pledged to banks in respect of bank borrowings granted to the Group. In addition, certain amounts of property, plant and equipment, prepaid land lease payments, inventories and trade receivables were pledged to banks for borrowings.

GEARING RATIO

The Group’s total borrowings as at 31 December 2011 amounted to approximately HK$1,725.5 million (2010: HK$576.7 million), which include borrowings, finance lease payables, amounts due to directors and amount due to a third party. On this basis, the gearing ratio is calculated at 1.33 (2010: 0.47), based on the equity approximately HK$1,300.2 million (2010: HK$1,222.3 million).

CAPITAL COMMITMENTS

As at 31 December 2011, the Group had capital commitments for property, plant and equipment contracted but not provided for of approximately HK$125.0 million.

CONTINGENT LIABILITIES

As at 31 December 2011, Zhengzhou Siwei and a third party mutually agreed to issue cross guarantees to the extent of approximately HK$305.8 million (2010: HK$270.7 million) to banks in respect of banking facilities granted to the Group and the third party. Under such cross guarantees, Zhengzhou Siwei and the third party are jointly and severally liable for all or any of each of their borrowings from the banks for one year. The directors of the Group do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees as the default risk is low.

EMPLOYEE INFORMATION

As at 31 December 2011, the Group had a total of 3,836 employees (2010: 3,165). The total staff costs, including directors’ emoluments, amounted to approximately HK$221.8 million for the year under review, compared to HK$144.9 million in 2010. Staff remuneration is reviewed by the Group from time to time depending on length of service and performance where warranted. In addition to salaries, the Group provides staff benefits including medical benefits and contributions to staff’s provident fund. Share options and bonuses are also available to employees of the Group at the discretion of the Directors.

The emoluments of the Directors and senior management of the Company are determined in accordance with the recommendations from the remuneration committee of the Company. The remuneration committee of the Company considers factors including salaries paid by comparable companies, time commitment and responsibilities of the relevant employee, employment conditions elsewhere in the Group and desirability of performance-based remuneration.

Directors and Senior Management

Details of the current management team are as follows:

DIRECTORS

Executive Directors

Mr. Emory WILLIAMS, aged 55, is the Chairman and a director of Zhengzhou Siwei, and is responsible for the Group’s business development and investment decisions. He obtained a Bachelor of Arts from Middlebury College in 1978 and a Master of Business Administration from Northwestern University, Kellogg Graduate School of Management in 1980. In 1994, Mr. WILLIAMS founded AIC which invested in SureBlock Company, a PRC-based manufacturer of modular concrete building systems. In 2004, he and Mr. LI Rubo co-founded International Mining Machinery Limited (“IMM”), a successor company of which was listed on the Main Board of the Stock Exchange on 10 February 2010 and which was purchased in early 2011 by Joy Global Asia Limited. Mr. WILLIAMS was a director of IMM from 16 May 2006 to 4 December 2009. Mr. WILLIAMS has also served in various community and volunteer capacities, including serving as chairman of the American Chamber of Commerce in China in 2005 and 2006.

Dr. Phil Qiu JIN（金秋）, aged 49, is currently the Vice Chairman of the Company and a director of Zhengzhou Siwei, and is involved in for strategy implementation and its overall business operations. Dr. JIN joined Zhengzhou Siwei in September 2009. He obtained an electronic engineering degree from Changchun Institute of Optics and Fine Mechanics, China in 1983, a Master degree in Optical Engineering from the Chinese Academy of Science in 1986, a Doctor of Philosophy from the Department of Ophthalmology and Visual Science of the University of Chicago in 1995 and an MBA from the University of Pittsburgh in 1997. He has more than 20 years experience in the technology industry, including serving as the vice president of Hongguan Technologies (S) Pte, Ltd between July 2001 and October 2002, as well as the president and the global chief executive officer of PSM International between November 2002 and December 2008.

Dr. Jin was re-designated as a non-executive director on 3 January 2012.

Mr. WANG Fu（王富）, aged 51, is currently the Chief Executive Officer of the Company and the chairman of the board of Zhengzhou Siwei, who has been a director of Zhengzhou Siwei since June 2003. He obtained a bachelor’s degree in machinery manufacturing from Liaoning Technical University in 1984, a Master of Business Administration from Renmin’s University of China in 2001 and a Master degree in machinery manufacturing from Liaoning Technical University in 2002. Mr. WANG has more than 20 years experience in the machinery manufacturing industry, in particular coal mining machinery. He has served as a shields designer for Zhengzhou Coal Mining Machinery Factory beginning in 1986.

Mr. LI Rubo（李汝波）, aged 55, is a director of Zhengzhou Siwei, and is responsible for the Group’s overall strategy planning and strategic development of sales and marketing activities. He obtained a Bachelor’s degree in Surface Mining from Fuxin Mining Institute (currently known as Liaoning Technical University（遼寧工程技術大學）) of Liaoning Province, PRC in 1981 and a Master degree in Mining Engineering from South Dakota School of Mines, U.S. in 1988. From 1995 to May 2006, Mr. Li was the chairman and chief executive officer of GFT, which mainly invested in building material specialty equipment manufacturing and sales related enterprises. In 2004, Mr. Li and Mr. WILLIAMS co-founded IMM, which was initially engaged mainly in the manufacturing of hydraulic roof supports for underground coal mining. Mr. Li was the Vice Chairman of IMM prior to its listing on the Main Board of the Stock Exchange on 10 February 2010 and was a non-executive director of IMM since its listing until 31 January 2011 until it was sold in early 2011.

DIRECTORS (continued)

Executive Directors (continued)

Mr. LEE Jong Dae（李鍾大）, aged 52, is an executive Director of the Company, and is involved for the Group’s overall strategic planning, reporting and business development. Mr. Lee received his Bachelor of Arts degree with major in Economics from Haverford College and holds a Juris Doctor degree from Georgetown University, Washington, D.C. He was an executive director of China HealthCare Holdings Limited (Stock Code: 673), a company listed on the Main Board of the Stock Exchange, for the period from July 2004 to August 2009, and a non-executive director of Asian Logic Limited, a company listed on Alternative Investment Market (“AIM”) of the London Stock Exchange for the period from January 2008 to June 2009.

Independent non-executive Directors

Mr. DONG Xiangge（董向閣）, aged 62, recently retired in February 2010 as the Communist Party secretary and director of Jilin Coal Mine Safety Surveillance Bureau. Mr. DONG obtained his bachelor degree in economy management from the Central Party School in 1993 and holds a master degree in industry enterprise management from France Mining University in September 1999. In 1991, he became the Communist Party committee deputy secretary of Tiefa Bureau of Mine, the deputy director of Tiefa Bureau of Mine in 1994, the deputy director of Liaoning Coal Industry Bureau from 1994 to 2000, and the deputy director of Liaoning Coal Safety Surveillance Bureau from 2000 to 2002.

Mr. CHAN Sze Hon（陳思翰）, aged 38, is an independent non-executive Director of the Company. He is an executive Director of Fantasia Holdings Group Co., Limited a company listed on Main Board of Stock Exchange. He is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and a fellow member of The Association of Chartered Certified Accountants. He holds a Bachelor of Arts Degree in Accountancy from City University of Hong Kong and a Master Degree in Corporate Finance from the Hong Kong Polytechnic University. He has over 16 years of experience in accounting and financial management and had worked for an international accounting firm in Hong Kong for over 8 years. He is currently a non-executive director of Greater China Holdings Limited（大中華實業控股有限公司）(“Greater China”), a company listed on the Main Board of the Stock Exchange. During the period from 18 July 2005 to 12 October 2008, he was an executive director of Greater China. During the period from 5 December 2007 to 23 November 2011, he was an independent non-executive director of China Mining Resources Group Limited（中國礦業資源集團有限公司）, a company listed on the Main Board of the Stock Exchange and during the period from 7 September 2007 to 10 January 2012, he was an independent non-executive director of China AU Group Holdings Limited（中國金豐集團控股有限公司）a company listed on the GEM Board of the Stock Exchange.

DIRECTORS (continued)

Independent non-executive Directors (continued)

Mr. David Marc BOULANGER, aged 47, is a director of Northman Holdings Inc., a company that owns Supplierpipeline Inc., a company engaged in the distribution of both professional and do-it-yourself hardware products and accessories and Lite Products Inc., a company engaged in the manufacture of ladders and other climbing products under proprietary brand names including “LITE” “EAGLE”, and “GRIFFIN”. Mr. BOULANGER holds an honours bachelor of science degree in chemical engineering from University of Waterloo.

Mr. Christopher John PARKER, aged 44, is an independent non-executive Director of the Company. He had also been an executive director of Asian Logic Limited, a company listed on AIM of the London Stock Exchange during the period from January 2008 to June 2009, which is engaged in online gaming and multiplayer games, live video streaming, casino gaming and related business. He has been a director of The Tressider-Tuohy Group (Hong Kong) Limited, an independent financial services firm, since 2003.

Mr. PARKER was re-designated as a non-executive director on 3 January 2012.

SENIOR MANAGEMENT

Mr. LEUNG Ka Wo（梁家和）, AICPA, aged 38, is the Finance Director and Company Secretary of the Company and a

director of Zhengzhou Siwei. He holds a Bachelor of Arts Degree in Accountancy from Seattle University, Seattle, Washington, USA. He is a member of the American Institute of Certified Public Accountants. He has over 12 years of experience in auditing and accounting, and had worked as a manager for Deloitte Touche Tohmatsu before joining the Company.

Mr. David LENG, aged 65, is the General Counsel of the Company. He holds a Juris Doctor degree from Harvard University, Cambridge, Massachusetts. He has almost thirty years of work experience in Asia, including being a senior lawyer for the Asian Development Bank in Manila, Philippines, and serving as the head of the inhouse legal departments for the Asian operations of Digital Equipment Corporation and Kraft Foods Asia Limited.

Directors’ Report

The Directors have pleasure in presenting their report and the audited financial statements of the Group for the year ended 31 December 2011.

PRINCIPAL ACTIVITIES

The principal activity of the Company is investment holding. Details of the principal activities of the subsidiaries are set out in note 22 to the financial statements.

RESULTS AND DIVIDENDS

The results of the Group for the year ended 31 December 2011 and the state of the affairs of the Group at that date are set out in the financial statements on pages 34 to 106.

The Directors do not recommend the payment of a dividend for the year ended 31 December 2011.

There is no arrangement under which a shareholder of the Company has waived or agreed to waive any dividends.

PROPERTY, PLANT AND EQUIPMENT

Details of the movements in the Group’s property, plant and equipment during the year are set out in note 18 to the financial statements.

SUBSIDIARIES

Particulars of the Company’s subsidiaries as at 31 December 2011 are set out in note 22 to the financial statements.

SHARE CAPITAL AND SHARE OPTIONS

Details of the movement in the Company’s share capital and share options during the year are set out in notes 35 and 37 to the financial statements respectively.

RESERVES

Movements in the reserves of the Company and the Group during the year are set out in note 36 to the financial statements and the consolidated statement of changes in equity respectively.

DISTRIBUTABLE RESERVES

At 31 December 2011, the Company had reserves of approximately HK$452.8 million available for cash distribution and/or distribution in specie. Under the Companies Law (Revised) of the Cayman Islands, the share premium of the Company is distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business. The share premium may also be distributed in the form of fully paid bonus shares.

PRE-EMPTIVE RIGHTS

There are no provisions for pre-emptive rights under the Company’s articles of association or the relevant law of the Cayman Islands, being the jurisdiction in which the Company is incorporated, which would oblige the Company to offer new shares on a pro rata basis to existing shareholders to the Company.

PURCHASE, REDEMPTION OR SALE OF THE COMPANY’S LISTED SECURITIES

Neither the Company nor any of its subsidiaries purchased, redeemed or sold any of the Company’s listed securities during the year under review.

MAJOR CUSTOMERS AND SUPPLIERS

During the year, the aggregate sales attributable to the Group’s five largest customers accounted for approximately 39% of the total sales for the year and the sales attributable to the largest customer included therein amounted to approximately 13% of the total sales for the year.

The aggregate purchases attributable to the Group’s five largest suppliers accounted for approximately 67% of the total purchases for the year and purchases attributable to the largest supplier included therein amounted to approximately 23% of the total purchase for the year.

None of the Directors, any of their associates or shareholders (which, to the best knowledge of the Directors, own more than 5% of the Company’s issued share capital) had any beneficial interest in the Group’s five largest customers or suppliers.

DIRECTORS

The Directors during the year under review and up to the date of this report were as follows:

Executive directors

Mr. Emory WILLIAMS (Chairman)

Dr. Phil Qiu JIN (Vice Chairman) (Note)

Mr. LI Rubo

Mr. WANG Fu

Mr. LEE Jong Dae

Independent non-executive directors

Mr. DONG Xiangge

Mr. CHAN Sze Hon

Mr. David Marc BOULANGER

Mr. Christopher John PARKER (Note)

Mr. JIANG Ming (resigned on 5 September 2011)

Note:                   Re-designated as non-executive directors on 3 January 2012.

In accordance with article 87(1) and (2) of the Company’s articles of association as resolved by the board of Directors, Mr. Emory WILLIAMS, Mr. LI Rubo and Mr. WANG Fu will retire by rotation and, being eligible, will offer themselves for re-election at the forthcoming annual general meeting of the Company.

BIOGRAPHICAL DETAILS OF THE DIRECTORS

Biographical details of the Directors are set out on pages 15 to 17 of the annual report.

DIRECTORS’ EMOLUMENTS AND THE INDIVIDUALS WITH HIGHEST EMOLUMENTS

Details of the emoluments of the Directors and of the individuals with highest emoluments of the Group are set out in note 13 to the financial statements.

RETIREMENT BENEFITS SCHEMES

Details of the retirement benefits schemes of the Group are set out in note 14 to the financial statements.

DIRECTORS’ SERVICE CONTRACTS

None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company or any of its subsidiaries which is not determinable by the Company within one year without payment of compensation, other than statutory compensation.

DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

As at 31 December 2011, the interests of the Directors and the chief executive of the Company in shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) (the “SFO”)) which would have to be notified to the Company and the Exchange pursuant to the provisions of Divisions 7 and 8 of Part XV of the SFO (including interests and/or short positions of which they were taken or deemed to have taken under such provisions of the SFO) and/or required to be entered in the register maintained by the Company pursuant to Section 352 of the SFO or which have been be notified to the Company and the Exchange pursuant to Rule 5.46 of the GEM Listing Rules relating to securities transactions by the Directors were as follows:

Interests in shares of the Company

Name of Directors	Capacity	Number and class of shares held	Approximate percentage of issued share capital

Mr. Emory WILLIAMS	Corporate Interest (Note 1)	2,667,597,312 ordinary shares (long position)	46.90%

Mr. LEE Jong Dae	Corporate Interest (Note 2)	20,000,000 ordinary shares (long position)	0.35%

Mr. Christopher John PARKER	Corporate Interest (Note 3)	56,028,000 ordinary shares (long position)	0.97%

Mr. David Marc BOULANGER	Personal	900,000 ordinary shares (long position)	0.02%

Notes:

1.                             2,617,507,028 Shares (representing approximately 46.05% of the issued share capital of the Company) ultimately beneficially owned by the Controlling Shareholders are held through Mining Machinery Ltd., which in turn is owned by Mr. Emory WILLIAMS as to 32.66% and Mr. James Edward THOMPSON III as to 67.34%. 20,500,000 Shares (representing approximately 0.36% of the issued share capital of the Company) ultimately beneficially owned by Mr. Emory WILLIAMS are owned by and registered in the name of Power Castle Development Limited, which in turn is wholly owned by Mr. Emory WILLIAMS. 10,988,000 Shares (representing approximately 0.19% of the issued share capital of the Company) ultimately beneficially owned by Mr. Emory WILLIAMS are held through a third party broker. Mr. Emory WILLIAMS directly beneficially owns 3,200,000 Shares (representing approximately 0.06% of the issued share capital of the Company). 15,402,284 shares are held by Madam Liu Jie, spouse of Mr. Emory WILLIAMS.

2.                             The 20,000,000 Shares ultimately beneficially owned by Mr. LEE Jong Dae are held through Wah Hong Investment Limited, which in turn is indirectly wholly owned by Mr. LEE Jong Dae.

3.                             The 56,028,000 Shares ultimately beneficially owned by Mr. Christopher John PARKER are held through Clydesdale International Ltd. which in turn is wholly owned by Mr. Christopher John PARKER.

Long positions in underlying shares of equity derivatives of the Company

Name of Directors	Capacity	Description of equity derivatives (number and class of underlying shares)	Approximate percentage of issued share capital

Mr. LI Rubo	Beneficial owner	share options to subscribe for shares (3,200,000 ordinary shares) (Note)	0.06%

Dr. Phil Qiu JIN	Beneficial owner	share options to subscribe for shares (51,839,743 ordinary shares) (Note)	0.91%

Mr. LEE Jong Dae	Beneficial owner	share options to subscribe for shares (55,639,743 ordinary shares) (Note)	0.98%

Mr. David Marc BOULANGER	Beneficial owner	share options to subscribe for shares (1,000,000 ordinary shares) (Note)	0.02%

Mr. Christopher John PARKER	Beneficial owner	share options to subscribe for shares (1,000,000 ordinary shares) (Note)	0.02%

Mr. CHAN Sze Hon	Beneficial owner	share options to subscribe for shares (600,000 ordinary shares) (Note)	0.01%

Note:         The aforesaid share options are classified as “long position” under the SFO. For details of the share options granted, please refer to note 37.

Save as disclosed above, as at 31 December 2011, none of the Directors nor the chief executive of the Company had any interests or short positions in any shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of Part XV of the SFO) which would have to be notified to the Company and the Exchange pursuant to the provisions of Divisions 7 and 8 of Part XV of the SFO (including interests and/or short positions which they were taken or deemed to have taken under such provisions of the SFO), or which were required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to Rules 5.46 to 5.68 of the GEM Listing Rules.

DIRECTORS’ INTERESTS IN CONTRACTS

No Director had a significant beneficial interest, either directly or indirectly, in any contract of significance to the business of the Group to which the Company, its holding company or any of its subsidiaries was a party thereof during the year under review.

SUBSTANTIAL SHAREHOLDERS’ AND OTHER PERSON’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

As at 31 December 2011, so far is known to the Directors, the following persons (not being a Director or a chief executive of the Company) had an interest and/or a short position in the shares, underlying shares and debentures of the Company which would fall to be disclosed to the Company and the Exchange pursuant to the provisions of Divisions 2 and 3 of Part XV of the SFO and/or required to be entered in the register maintained by the Company pursuant to Section 336 of the SFO and/or were directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any members of the Group.

Name of substantial shareholder	Capacity	Number and class of shares held	Approximate percentage of issued share capital

Mining Machinery Ltd.	Beneficial owner	2,617,507,028 ordinary shares (long position) (Note)	46.05%

Note:                   Mr. Emory WILLIAMS and Mr. James Edward THOMPSON III have 32.66% and 67.34% equity interests, respectively, in Mining Machinery Ltd. Mr. Emory WILLIAMS was appointed as the chairman and an executive Director of the Company.

Save as disclosed above, as at 31 December 2011, there was no person who had an interest and/or a short position in the shares and/or underlying shares of the Company which would fall to be disclosed to the Company and the Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO and/or required to be entered in the register maintained by the Company pursuant to Section 336 of the SFO and/or was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any members of the Group, or any options in respect of such capital.

SHARE OPTION SCHEME

The following table discloses details of options outstanding under the Company’s share option scheme (the “Share Option Scheme”) adopted by the Company on 14 July 2011.

		Number of shares options
Name of grantee	Option type	Outstanding as at 1 January 2011	Exercised	Granted	Lapsed	Outstanding as at 31 December 2011

Directors
Mr. Emory WILLIAMS	A	3,200,000	(3,200,000)	—	—	—
Mr. LI Rubo	A	3,200,000	—	—	—	3,200,000
Mr. LEE Jong Dae	A	3,800,000	—	—	—	3,800,000
	B	—	—	51,839,743	—	51,839,743
Dr. Phil Qiu JIN	B	—	—	51,839,743	—	51,839,743
Mr. David Marc BOULANGER	A	900,000	(900,000)	—	—	—
	B	—	—	1,000,000	—	1,000,000
Mr. Christopher John PARKER	A	900,000	(900,000)	—	—	—
	B	—	—	1,000,000	—	1,000,000
Mr. CHAN Sze Hon	A	300,000	—	—	—	300,000
	B	—	—	300,000	—	300,000
Mr. LEE Sung Min (resigned on 13 October 2010)	A	900,000	(900,000)	—	—	—
Mr. KIM Beom Soo (resigned on 13 October 2010)	A	900,000	(900,000)	—	—	—

		14,100,000	(6,800,000)	105,979,486	—	113,279,486

Employees in aggregate	A	4,900,000	(2,500,000)	—	(400,000)	2,000,000
	B	—	—	178,219,233	—	178,219,233
Advisors and Consultants	A	19,400,000	(14,100,000)	—	—	5,300,000

Total		38,400,000	(23,400,000)	284,198,719	(400,000)	298,798,719

Option type	Date of grant	Exercisable period	Exercise price
			HK$

A	10 July 2008	10 July 2009-9 July 2013	0.4
B	12 August 2011	12 August 2012-11 August 2018	0.5

CONNECTED TRANSACTIONS

Certain related party transactions as disclosed in note 42 to the financial statements also constituted continuing connected transactions under the GEM Listing Rules which are required to be disclosed in this report in accordance with Chapter 20 of the GEM Listing Rules. During the year ended 31 December 2011, the Group paid interest expenses to the directors, Mr. LI Rubo, Mr. Emory WILLIAMS, Mr. LEE Jong Dae and Mr. Christopher PARKER, of approximately HK$1,767,000, HK$378,000, HK$109,000 and HK$229,000 respectively on loans from the directors.

Since each of the percentage ratios (other than the profits ratio) for the annual amount of the above transactions were less than 0.1%, the transactions are defined by the GEM Listing Rules as “De minimis transactions” and are exempt from the reporting, announcement and independent shareholders’ approval requirements.

SUFFICIENCY OF PUBLIC FLOAT

Based on the information that is publicly available to the Company and within the knowledge of the Directors, the Company has maintained a sufficient public float of not less than 25% of the total issued share capital of the Company as required under the GEM Listing Rules throughout the financial period under review and up to the date of this Annual Report.

COMPETING INTEREST

As at 31 December 2011, none of the Directors or their respective associates (as defined in the GEM Listing Rules) had any interests in any business that competes or may compete with the business of the Group and any other conflicts of interest which any such person has or may have with the Group.

CORPORATE GOVERNANCE

The Company has applied the principles of the code provisions set out in the Code on Corporate Governance Practices (“CG Code”) contained in Appendix 15 of the GEM Listing Rules and is satisfied that the Company has complied throughout the year ended 31 December 2011 with the CG Code.

A report on the principal corporate governance practices adopted by the Company is set out on pages 27 to 31 of this annual report.

SUBSEQUENT EVENT

Subsequent event after 31 December 2011 is disclosed in note 44 to the financial statements.

AUDITOR

RSM Nelson Wheeler will retire and, being eligible, offer themselves for re-appointment. A resolution for the re-appointment of RSM Nelson Wheeler as auditor of the Company is to be proposed at the forthcoming annual general meeting.

There is no change in auditor of the Company in the preceding three years.

On behalf of the Board

Emory WILLIAMS

Chairman and Executive Director

Hong Kong, 30 March 2012

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES

The Company has established a formal and transparent procedure to protect the interests of the shareholders of the Company. The Company applied the principles and complied with all the code provisions as set out in the Code on Corporate Governance Practices contained in Appendix 15 of the GEM Listing Rules throughout the year under review.

DIRECTORS’ SECURITIES TRANSACTIONS

The Company has adopted a code of conduct regarding Directors’ securities transactions on terms no less exacting than the required standard of dealings as set out in Rules 5.48 to 5.67 of the GEM Listing Rules. Having made specific enquiry of all Directors, the Directors have complied with such code of conduct and the required standard of dealing and its code of conduct regarding securities transactions by the Directors throughout the year ended 31 December 2011.

BOARD OF DIRECTORS

Directors	Attendance

The Directors held 13 meetings during the year. Details of the attendance are as follows:

Executive Directors
Mr. Emory WILLIAMS (Chairman)	13/13
Dr. Phil Qiu JIN (Vice Chairman) (Note)	10/13
Mr. LI Rubo	9/13
Mr. WANG Fu	9/13
Mr. LEE Jong Dae	13/13

Independent non-executive Directors
Mr. DONG Xiangge	8/13
Mr. CHAN Sze Hon	8/13
Mr. David Marc BOULANGER	8/13
Mr. Christopher John PARKER (Note)	8/13
Mr. JIANG Ming (resigned on 5 September 2011)	6/13

Note:         Re-designated as non-executive directors on 3 January 2012.

Apart from the above regular board meetings of the year, the board of Directors will meet on other occasions when a board-level decision on a particular matter is required. The Directors receive details of agenda items for decision and minutes of committee meetings in advance of each board meeting. The board of Directors has reserved for its decision or consideration matters covering corporate strategy, annual and interim results, Directors’ appointment, succession planning, risk management, major acquisitions, disposals and capital transactions, and other significant operational and financial matters. Major corporate matters that are specifically delegated by the board of Directors to the management include the preparation of annual and interim accounts for board approval before public reporting, execution of business strategies and initiatives adopted by the board of Directors, implementation of adequate systems of internal controls and risk management procedures, and compliance with relevant statutory requirements and rules and regulations.

As at 31 December 2011, the Company appointed five independent non-executive Directors who have appropriate and sufficient experience and qualification pursuant to the GEM Listing Rules to carry out their duties so as to protect the interests of shareholders.

The board of Directors established audit committee and remuneration committee and their duties were discussed and approved in the board meeting.

CHAIRMAN, VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The roles of the Chairman, Vice Chairman and Chief Executive Officer of the Company are separated with clear division of responsibilities.

•                                Mr. Emory WILLIAMS, the Chairman of the Company, is responsible for the Group’s business development and investment decisions.

•                                Dr. Phil Qiu JIN（金秋）, the Vice Chairman of the Company, is responsible for the Group’s overall strategy planning, business development and significant legal compliance matter.

•                                Mr. Wang Fu（王富）, the Chief Executive Officer of the Company, is responsible for strategy implementation and overall business operations.

NON-EXECUTIVE DIRECTORS

Each of Mr. DONG Xiangge, Mr. CHAN Sze Hon, Mr. Christopher John PARKER and Mr. David Marc BOULANGER has been appointed for a term of one year commencing from 12 November 2010, 25 February 2008, 17 August 2007 and 17 August 2007 respectively and may be extended for such period as agreed by the concerned directors and the Company. All of them are subject to retirement by rotation in accordance with the Company’s articles of association.

REMUNERATION COMMITTEE AND REMUNERATION OF DIRECTORS

Remuneration Committee Responsibilities

•                                The remuneration committee is to review and formulate policies in respect of remuneration structure for all directors of the Company and senior management and make recommendations to the Board for its consideration.

•                                The remuneration committee should consult the chairman of the Board and/or chief executive about their remuneration proposals for other executive directors. The remuneration committee should have access to professional advice if necessary.

The remuneration committee meets at least once a year. The terms of reference of the remuneration committee are posted on the Company’s website (www.eraholdings.com.hk)

Full minutes of remuneration committee meetings are kept by a duly appointed secretary of the meeting. Draft and final versions of minutes of the remuneration committee meetings are sent to all members of the remuneration committee for their comments and records, in both cases within a reasonable time after the meeting.

Members of the remuneration committee included:

Mr. Emory WILLIAMS (resigned as the chairman of remuneration committee on 30 March 2012)

Mr. CHAN Sze Hon

Mr. David Marc BOULANGER (appointed as the chairman of remuneration committee on 30 March 2012)

Mr. Christopher John PARKER (resigned as remuneration committee member on 3 January 2012)

The remuneration committee has held one meeting during the year. Details of the attendance of the remuneration committee meetings are as follows:—

Members	Attendance

Mr. Emory WILLIAMS (resigned as the chairman of remuneration committee on 30 March 2012)	1/1
Mr. CHAN Sze Hon	1/1
Mr. David Marc BOULANGER (appointed as the chairman of remuneration committee on 30 March 2012)	1/1
Mr. Christopher John PARKER (resigned as remuneration committee member on 3 January 2012)	1/1

The remuneration committee of the Company has considered and reviewed the existing terms of employment contracts of the executive Directors and appointment letters of the independent non-executive Directors with reference to the factors including salaries paid by comparable companies, time commitment and responsibilities of the Directors, employment conditions elsewhere in the Group and desirability of performance-based remuneration. The remuneration committee of the Company considers that the existing terms of employment contracts of the executive Directors and appointment letters of the independent non-executive Directors are fair and reasonable.

Pursuant to the service agreements entered into during 2011 between the Company and the following directors, the term of service is one year or upon the completion of closing any follow up matters relating to the voluntary conditional offer. Details of the voluntary conditional offer are disclosed in the announcement dated 10 November 2011.

Mr. Emory WILLIAMS	HK$650,000 per annum
Mr. LI Rubo	HK$650,000 per annum
Dr. Phil Qiu JIN	RMB1,500,000 per annum
Mr. WANG Fu	RMB1,500,000 per annum
Mr. LEE Jong Dae	HK$1,800,000 per annum

NOMINATION OF DIRECTORS

The board of Directors considers the past performance and qualification of the candidates for Directors, general market conditions and the Company’s articles of association in selecting and recommending candidates for directorship during the year under review.

The board of Directors held a meeting for nomination of Directors on 28 March 2011. Details of the attendance of the meetings are as follows:—

Directors	Attendance

Executive Directors
Mr. Emory WILLIAMS (Chairman)	1/1
Dr. Phil Qiu JIN (Vice Chairman) (Note)	1/1

Mr. LI Rubo	1/1
Mr. WANG Fu	1/1
Mr. LEE Jong Dae	1/1

Independent non-executive Directors
Mr. DONG Xiangge	1/1
Mr. CHAN Sze Hon	1/1
Mr. David Marc BOULANGER	1/1
Mr. Christopher John PARKER (Note)	1/1
Mr. JIANG Ming (resigned on 5 September 2011)	1/1

Note:         Re-designated as non-executive directors on 3 January 2012.

During the meeting, the board of Directors considered and resolved that all the existing Directors shall be recommended to be retained by the Company.

DIRECTORS’ RESPONSIBILITY FOR FINANCIAL STATEMENT

The Directors acknowledge their responsibility for the preparation of the consolidated financial statements, which give a true and fair view of the results and financial position of the Group. The auditors are responsible to form an independent opinion based on the audit, on the consolidated financial statements prepared by the Directors and report the opinion solely to the shareholders of the Company.

The Directors are not aware of any material uncertainties relating to events or conditions which may cast significant doubt upon the Company’s ability to continue as a going concern.

COMMUNICATION WITH SHAREHOLDERS AND INVESTORS

The Company believes that maintaining a high level of transparency is a key to enhancing investor relations. It is committed to a policy of open and timely disclosure of corporate information to its shareholders and investors.

The Company updates its shareholders on its latest business developments and financial performance through its annual, interim and quarterly report and notices, announcements and circulars. The corporate website of the Company (www.eraholdings.com.hk) provides a communication platform to the public and the shareholders.

AUDITOR’S REMUNERATION

The Company’s external auditor is RSM Nelson Wheeler. The Audit Committee is responsible for considering the appointment of the external auditor and reviewing any non-audit functions performed by the external auditor, including whether such non-audit functions could lead to any potential material adverse effect on the Group. During the year under review, the Group has paid an aggregate of approximately HK$96,000 to the external auditor for their non-audit services including taxation and other advisory services.

AUDIT COMMITTEE

As required by Rules 5.28 to 5.33 of the GEM Listing Rules, the Company has established an audit committee with written terms of reference which deal clearly with its authority and duties. Its principal duties are to review and supervise the Group’s financial reporting process and internal control systems.

Full minutes of audit committee meetings are kept by a duly appointed secretary of the meeting. Draft and final versions of minutes of the audit committee meetings are sent to all members of the audit committee for their comments and records, in both cases within a reasonable time after the meeting.

Members of the audit committee included:

Mr. CHAN Sze Hon

Mr. David Marc BOULANGER

Mr. DONG Xiangge (appointed as audit committee member on 3 January 2012)

Mr. Christopher John PARKER (resigned as audit committee member on 3 January 2012)

The audit committee held four meetings during the year. Details of the attendance of the audit committee meetings are as follows:—

Members	Attendance

Mr. CHAN Sze Hon	4/4
Mr. Christopher John PARKER (resigned as audit committee member on 3 January 2012)	4/4
Mr. David Marc BOULANGER	4/4
Mr. DONG Xiangge (appointed as audit committee member on 3 January 2012)	0/4

The Group’s audited results for the year ended 31 December 2011 and the unaudited results for the financial statements published during the year ended 31 December 2011 have been reviewed by the audit committee, which was of the opinion that the preparation of such results complied with the applicable accounting standards, the GEM Listing Rules and legal requirements, and that adequate disclosures have been made.

The audit committee of the Company considered that the existing and proposed terms in relation to the appointment of the Group’s external auditor are fair and reasonable.

INTERNAL CONTROL

The board of Directors have overall responsibilities for maintaining and reviewing the effectiveness of the system of internal control of the Group. The internal control system is to safeguard the assets of the Group and the shareholders’ investment and to ensure the reliability of financial reporting as well as compliance with the relevant requirements of the GEM Listing Rules. During the year ended 31 December 2011, the board of Directors had reviewed the effectiveness of the system of internal control of the Group. The review had covered all material aspects of internal control including financial, operational and compliance controls and risk management functions of the Group.

Independent Auditor’s Report

INDEPENDENT AUDITOR’S REPORT

TO THE SHAREHOLDERS OF

ERA MINING MACHINERY LIMITED

(FORMERLY KNOWN AS ERA HOLDINGS GLOBAL LIMITED)

(Incorporated in the Cayman Islands with limited liability)

We have audited the consolidated financial statements of ERA Mining Machinery Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 34 to 106, which comprise the consolidated statement of financial position as at 31 December 2011, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audit and to report our opinion solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

AUDITOR’S RESPONSIBILITY (continued)

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Group as at 31 December 2011, and of the Group’s results and cash flows for the year then ended in accordance with Hong Kong Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

RSM Nelson Wheeler

Certified Public Accountants

Hong Kong

30 March 2012

Consolidated Statement of Comprehensive Income

		2011	2010
	Note	HK$’000	HK$’000

Turnover	7	1,953,342	1,768,913
Cost of goods sold		(1,653,310)	(1,420,110)

Gross profit		300,032	348,803
Other income	8	97,275	69,933
Selling expenses		(96,649)	(104,622)
Administrative expenses		(159,846)	(85,371)
Fair value loss on derivative components of convertible bond	31	—	(10,790)
Other operating expenses		(12,143)	(3,122)

Profit from operations		128,669	214,831
Finance costs	10	(138,785)	(40,953)
Share of losses of jointly controlled entities	23	(196)	—

(Loss)/profit before tax		(10,312)	173,878
Income tax expense	11	(3,941)	(38,779)

(Loss)/profit for the year attributable to the owners of the Company	16	(14,253)	135,099

Other comprehensive income:
Exchange differences on translating foreign operations		36,817	20,397
Exchange differences reclassified to profit or loss on disposal of a subsidiary		—	506

Other comprehensive income for the year, net of tax:		36,817	20,903

Total comprehensive income for the year attributable to the owners of the Company		22,564	156,002

		HK Cents	HK Cents
(Loss)/earnings per share	17
Basic		(0.25)	3.07

Diluted		(0.25)	3.06

Consolidated Statement of Financial Position

		2011	2010
	Note	HK$’000	HK$’000

Non-current assets

Property, plant and equipment	18	623,952	345,264
Prepaid land lease payments	19	28,815	13,691
Goodwill	20	530,776	461,866
Intangible assets	21	5,585	6,965
Investments in jointly controlled entities	23	26,171	—

		1,215,299	827,786

Current assets

Inventories	24	675,361	202,014
Trade and other receivables	25	2,655,252	1,914,153
Prepaid land lease payments	19	690	364
Current tax assets		—	9
Pledged bank deposits	26	777,180	334,109
Bank and cash balances	26	338,135	102,664

		4,446,618	2,553,313

Current liabilities

Trade and other payables	27	2,623,678	1,535,710
Borrowings	28	1,205,969	496,442
Provisions	29	4,308	5,670
Finance lease payables	30	32,924	22,189
Derivative components of convertible bond	31	—	23,967
Convertible bond	31	—	12,761
Amounts due to directors	32	96,579	99
Amount due to a third party	33	385,000	—
Current tax liabilities		8,250	40,626

		4,356,708	2,137,464

Net current assets		89,910	415,849

Total assets less current liabilities		1,305,209	1,243,635

Non-current liabilities

Finance lease payables	30	4,999	21,310

NET ASSETS		1,300,210	1,222,325

Capital and reserves

Issued equity	35	847,365	846,632
Reserves	36	452,845	375,693

TOTAL EQUITY		1,300,210	1,222,325

The financial statements on pages 34 to 106 were approved and authorised for issue by the Board of Directors on 30 March 2012 and are signed on its behalf by

Emory WILLIAMS	WANG Fu
Chairman	Executive Director

Consolidated Statement of Changes in Equity

	Issued equity	Share premium account	Statutory reserve	Share option reserve	Exchange reserve	Retained profits	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
	(Note 35)	(Note 36(c)(i))	(Note 36(c)(iv))	(Note 36(c)(iii))	(Note 36(c)(ii))

At 1 January 2010	1	—	35,246	—	11,675	172,770	219,692

Total comprehensive income for the year	—	—	—	—	20,903	135,099	156,002

Transfer	—	—	25,536	—	—	(25,536)	—

Capitalisation of an amount due to shareholder of Hong Kong Siwei Holdings Limited as share capital	23,010	—	—	—	—	—	23,010

Arising from reverse takeover	823,621	—	—	—	—	—	823,621

Changes in equity for the year	846,631	—	25,536	—	20,903	109,563	1,002,633

At 31 December 2010 and 1 January 2011	846,632	—	60,782	—	32,578	282,333	1,222,325

Total comprehensive income for the year	—	—	—	—	36,817	(14,253)	22,564

Transfer	—	—	11,433	—	—	(11,433)	—

Conversion of convertible bond	499	36,246	—	—	—	—	36,745

Issue of shares	234	9,126	—	—	—	—	9,360

Recognition of share-based payments	—	—	—	9,216	—	—	9,216

Changes in equity for the year	733	45,372	11,433	9,216	36,817	(25,686)	77,885

At 31 December 2011	847,365	45,372	72,215	9,216	69,395	256,647	1,300,210

Consolidated Statement of Cash Flows

		2011	2010
	Note	HK$’000	HK$’000

CASH FLOWS FROM OPERATING ACTIVITIES

(Loss)/profit before tax		(10,312)	173,878
Adjustments for:
Allowance for trade and other receivables		41,472	2,471
Allowance for inventories		11,559	2,853
Amortisation of intangible assets		1,867	1,583
Amortisation of prepaid land lease payments		682	353
Depreciation		28,130	18,699
Fair value loss on derivative components of convertible bonds	31	—	10,790
Gain on disposal of a subsidiary	38(b)	(110)	(1,583)
Gain on disposals of property, plant and equipment		(391)	(234)
Net (gain)/loss on cross guarantee		(3,562)	3,629
Provision of warranty expense		1,995	—
Interest expenses		137,367	38,892
Interest income		(15,794)	(3,900)

Operating profit before working capital changes		192,903	247,431
Increase in inventories		(466,669)	(14,306)
Increase in trade and other receivables		(699,502)	(309,799)
(Increase)/decrease in amount due from a director		(23)	23
Decrease in amounts due from related companies		—	48,704
Increase in trade and other payables		917,480	374,340
Decrease in amount due to a substantial shareholder		—	(8)
Increase in amounts due to directors		—	99
Decrease in amounts due to related companies		—	(6,133)

Cash (used in)/generated from operations		(55,811)	340,351
Interest paid		(133,855)	(30,009)
Tax paid		(37,637)	(21,471)

Net cash (used in)/generated from operating activities		(227,303)	288,871

CASH FLOWS FROM INVESTING ACTIVITIES

Increase in pledged bank deposits		(425,209)	(231,410)
Purchases of property, plant and equipment		(265,431)	(154,533)
Payment for prepaid land leases		(15,416)	—
Purchases of intangible assets		(235)	(4,707)
Net cash outflow on disposal of a subsidiary	38(b)	(690)	—
Interest received		15,794	3,900
Acquisition of subsidiaries	38(a)	5,457	1,561
Proceeds from disposal of property, plant and equipment		1,074	4,793

Net cash used in investing activities		(684,656)	(380,396)

CASH FLOWS FROM FINANCING ACTIVITIES

Bank borrowings raised		1,192,550	727,504
Borrowings from a third party		385,000	—
Amounts due to directors		96,500	—
Proceeds from concession of share options		9,360	—
Repayment of bank borrowings		(509,721)	(390,661)
Repayment of finance lease payables		(31,830)	(13,563)
Repayment of other loan		—	(112,070)
Repayment of directors		—	(40,518)
Repayment of a related company		—	(11,264)

Net cash generated from financing activities		1,141,859	159,428

NET INCREASE IN CASH AND CASH EQUIVALENTS		229,900	67,903

Effect of foreign exchange rate changes		5,571	3,814

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		102,664	30,947

CASH AND CASH EQUIVALENTS AT END OF YEAR		338,135	102,664

ANALYSIS OF CASH AND CASH EQUIVALENTS

Bank and cash balances		338,135	102,664

Notes to the Financial Statements

1.                             GENERAL INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 26 May 2000 under the Companies Law (Revised) of the Cayman Islands. The address of registered office and principal place of business of the Company are disclosed in the Corporate Information section of the annual report. The Company’s shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

The principal activity of the Company is investment holding. The principal activities of the Company’s subsidiaries are set out in note 22 to the financial statements.

2.                             REVERSE TAKEOVER

On 30 September 2010, a very substantial acquisition and reverse takeover involving a new listing application were completed. The Group acquired from Mining Machinery Ltd (“MML”). The entire issued share capital of Hong Kong Siwei Holdings Limited (“HK Siwei”), a company incorporated in Hong Kong with limited liability, and its subsidiary, Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd (“Zhengzhou Siwei”) (collectively as “Siwei Group”).

The details of the above transactions are set out in the circular to shareholders of the Company dated 30 June 2010.

The reverse takeover transaction (the “Transaction”) has been accounted for as a reverse takeover under Hong Kong Financial Reporting Standard 3 (Revised) (“HKFRS 3 (Revised)”) “Business Combinations” since the issuance of the consideration shares resulted in Mining Machinery Ltd. controlling the Company. For accounting purposes and in accordance with HKFRS 3 (Revised), in preparing these consolidated financial statements, the Siwei Group is treated as the acquirer while the Company and its subsidiaries, prior to the Transaction, which were mainly engaged in provision of corporate secretarial services, and distribution of films and sub-licensing of film rights (referred thereafter to as the “Services Group”), were deemed to have been acquired by the Siwei Group as acquiree. The comparative figures of these consolidated financial statements have been prepared as a continuation of the consolidated financial statements of the Siwei Group and accordingly:

(i)                           The assets and liabilities of the Siwei Group are recognised and measured at their pre-combination carrying amounts;

(ii)                        The assets and liabilities of the Services Group are recognised and measured initially at their fair value in accordance with the HKFRS 3 (Revised).

2.                             REVERSE TAKEOVER (continued)

The Siwei Group has applied the acquisition method to account for the acquisition of the Services Group. In applying the acquisition method, the separately identifiable assets and liabilities of the Services Group were recorded in the consolidated statement of financial position at their fair value at the completion date of the Transaction. In addition, goodwill arising on the acquisition of the Services Group of approximately HK$458,358,000, being the excess of the cost of acquisition of the Services Group over the sum of the fair values of the separately identifiable assets less liabilities of the Services Group, was recorded in 2010. The results of the Services Group have been consolidated to the Group’s consolidated financial statements since the completion date of the Transaction.

3.                             ADOPTION OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS

In the current year, the Group has adopted all the new and revised Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) that are relevant to its operations and effective for its accounting year beginning on 1 January 2011. HKFRSs comprise Hong Kong Financial Reporting Standards; Hong Kong Accounting Standards (“HKAS”); and Interpretations. The adoption of these new and revised HKFRSs did not result in significant changes to the Group’s accounting policies and amounts reported for the current year and prior years.

The Group has not applied the new HKFRSs that have been issued but are not yet effective. The Group has already commenced an assessment of the impact of these new HKFRSs but is not yet in a position to state whether these new HKFRSs would have a material impact on its results of operations and financial position.

4.                             SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with HKFRSs issued by the HKICPA, accounting principles generally accepted in Hong Kong and the applicable disclosures required by the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited (the “GEM Listing Rules”) and by the Hong Kong Companies Ordinance.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of derivatives which are carried at their fair values.

The preparation of financial statements in conformity with HKFRSs requires the use of certain key assumptions and estimates. It also requires the directors of the Company to exercise its judgements in the process of applying the accounting policies. The areas involving critical judgements and areas where assumptions and estimates are significant to these financial statements are disclosed in note 5 to the financial statements .

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

The significant accounting policies applied in the preparation of these financial statements are set out below.

(a)                        Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to 31 December. Subsidiaries are entities over which the Group has control. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has control.

Subsidiaries are consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date the control ceases.

The gain or loss on the disposal of a subsidiary that results in a loss of control represents the difference between (i) the fair value of the consideration of the sale plus the fair value of any investment retained in that subsidiary and (ii) the Company’s share of the net assets of that subsidiary plus any remaining goodwill relating to that subsidiary and any related accumulated exchange reserve.

Intragroup transactions, balances and unrealised profits are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests represent the equity in subsidiaries not attributable, directly or indirectly, to the Company. Non-controlling interests are presented in the consolidated statement of financial position and consolidated statement of changes in equity within equity. Non-controlling interests are presented in the consolidated statement of comprehensive income as an allocation of profit or loss and total comprehensive income for the year between the non-controlling shareholders and owners of the Company.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling shareholders even if this results in the non-controlling interests having a deficit balance.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions (i.e. transactions with owners in their capacity as owners). The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(b)                       Business combination and goodwill

The acquisition method is used to account for the acquisition of a subsidiary in a business combination. The cost of acquisition is measured at the acquisition-date fair value of the assets given, equity instruments issued, liabilities incurred and contingent consideration. Acquisition-related costs are recognised as expenses in the periods in which the costs are incurred and the services are received. Identifiable assets and liabilities of the subsidiary in the acquisition are measured at their acquisition-date fair values.

The excess of the cost of acquisition over the Company’s share of the net fair value of the subsidiary’s identifiable assets and liabilities is recorded as goodwill. Any excess of the Company’s share of the net fair value of the identifiable assets and liabilities over the cost of acquisition is recognised in consolidated profit or loss as a gain on bargain purchase which is attributed to the Company.

In a business combination achieved in stages, the previously held equity interest in the subsidiary is remeasured at its acquisition-date fair value and the resulting gain or loss is recognised in consolidated profit or loss. The fair value is added to the cost of acquisition to calculate the goodwill.

If the changes in the value of the previously held equity interest in the subsidiary were recognised in other comprehensive income (for example, available-for-sale investment), the amount that was recognised in other comprehensive income is recognised on the same basis as would be required if the previously held equity interest were disposed of.

Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is measured at cost less accumulated impairment losses. The method of measuring impairment losses of goodwill is the same as that of other assets as stated in the accounting policy (u) below. Impairment losses of goodwill are recognised in consolidated profit or loss and are not subsequently reversed. Goodwill is allocated to cash-generating units that are expected to benefit from the synergies of the acquisition for the purpose of impairment testing.

The non-controlling interests in the subsidiary are initially measured at the non-controlling shareholders’ proportionate share of the net fair value of the subsidiary’s identifiable assets and liabilities at the acquisition date.

4.                            SIGNIFICANT ACCOUNTING POLICIES (continued)

(c)                        Joint venture

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control over the economic activity when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing control (the “venturers”).

A jointly controlled entity is a joint venture that involves the establishment of a separate entity in which each venturer has an interest.

Investment in a jointly controlled entity is accounted for in the consolidated financial statements by the equity method and is initially recognised at cost. Identifiable assets and liabilities of the jointly controlled entity in an acquisition are measured at their fair values at the acquisition date. The excess of the cost of acquisition over the Group’s share of the net fair value of the jointly controlled entity’s identifiable assets and liabilities is recorded as goodwill. The goodwill is included in the carrying amount of the investment and is tested for impairment together with the investment at the end of each reporting period when there is objective evidence that the investment is impaired. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of acquisition is recognised in consolidated profit or loss.

The Group’s share of a jointly controlled entity’s post-acquisition profits or losses is recognised in consolidated profit or loss, and its share of the post-acquisition movements in reserves is recognised in the consolidated reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in a jointly controlled entity equals or exceeds its interest in the jointly controlled entity, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the jointly controlled entity. If the jointly controlled entity subsequently reports profits, the Group resumes recognising its share of those profits only after its share of the profits equals the share of losses not recognised.

The gain or loss on the disposal of a jointly controlled entity that results in a loss of joint control represents the difference between (i) the fair value of the consideration of the sale plus the fair value of any investment retained in that jointly controlled entity and (ii) the Group’s share of the net assets of that jointly controlled entity plus any remaining goodwill relating to that jointly controlled entity and any related accumulated foreign currency translation reserve.

4.                            SIGNIFICANT ACCOUNTING POLICIES (continued)

(c)                        Joint venture (continued)

Unrealised profits on transactions between the Group and its jointly controlled entities are eliminated to the extent of the Group’s interests in the jointly controlled entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of jointly controlled entities have been changed where necessary to ensure consistency with the policies adopted by the Group.

(d)                       Foreign currency translation

(i)                                     Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency.

(ii)                                  Transactions and balances in each entity’s financial statements

Transactions in foreign currencies are translated into the functional currency on initial recognition using the exchange rates prevailing on the transaction dates. Monetary assets and liabilities in foreign currencies are translated at the exchange rates at the end of each reporting period. Gains and losses resulting from this translation policy are included in profit or loss.

Non-monetary items that are measured at fair values in foreign currencies are translated using the exchange rates at the dates when the fair values are determined.

When a gain or loss on a non-monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is recognised in other comprehensive income. When a gain or loss on a non-monetary item is recognised in profit or loss, any exchange component of that gain or loss is recognised in profit or loss.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)                       Foreign currency translation (continued)

(iii)                               Translation on consolidation

The results and financial position of all the Group entities that have a functional currency different from the Company’s presentation currency are translated into the Company’s presentation currency as follows:

•                                Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•                                Income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the exchange rates on the transaction dates); and

•                                All resulting exchange differences are recognised in the exchange reserve.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities and of borrowings are recognised in the exchange reserve. When a foreign operation is sold, such exchange differences are recognised in consolidated profit or loss as part of the gain or loss on disposal.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(e)                        Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised in profit or loss during the period in which they are incurred.

Depreciation of property, plant and equipment is calculated at rates sufficient to write off their cost less their residual values over the estimated useful lives on a straight-line basis. The principal annual rates are as follows:

Buildings	2% – 5%
Plant and machinery	10% – 20%
Office equipment	20% – 25%
Motor vehicles	20%

The residual values, useful lives and depreciation method are reviewed and adjusted, if appropriate, at end of each reporting period.

Construction in progress represents buildings under construction and plant and machinery pending installation, and is stated at cost less impairment losses. Depreciation begins when the relevant assets are available for use.

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognised in profit or loss.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(f)                          Leases

(i)                                     Operating leases

Leases that do not substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as operating leases. Lease payments (net of any incentives received from the lessor) are recognised as an expense on a straight-line basis over the lease term.

(ii)                                  Finance leases

Leases that substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as finance leases. At the commencement of the lease term, a finance lease is capitalised at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the statement of financial position as finance lease payables. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under finance leases are depreciated the same as owned assets.

(g)                       Research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally generated intangible asset arising from the Group’s products development is recognised only if all of the following conditions are met:

•                               An asset is created that can be identified (such as software and new processes);

•                               It is probable that the asset created will generate future economic benefits; and

•                               The development cost of the asset can be measured reliably.

Internally generated intangible assets are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)                       Intangible assets

Intangible assets represented technical know-how and computer software acquired and are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives which are ranging from three to ten years.

(i)                           Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average basis. The cost of finished goods and work in progress comprises raw materials, direct labour and an appropriate proportion of all production overhead expenditure, and where appropriate, subcontracting charges. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

(j)                           Recognition and derecognition of financial instruments

Financial assets and financial liabilities are recognised in the statement of financial position when the Group becomes a party to the contractual provisions of the instruments.

Financial assets are derecognised when the contractual rights to receive cash flows from the assets expire; the Group transfers substantially all the risks and rewards of ownership of the assets; or the Group neither transfers nor retains substantially all the risks and rewards of ownership of the assets but has not retained control on the assets. On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and the cumulative gain or loss that had been recognised in other comprehensive income is recognised in the profit or loss.

Financial liabilities are derecognised when the obligation specified in the relevant contract is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognised and the consideration paid is recognised in the profit or loss.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(k)                        Trade and other receivables

Trade and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for impairment. An allowance for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate computed at initial recognition. The amount of the allowance is recognised in the profit or loss.

Impairment losses are reversed in subsequent periods and recognised in profit or loss when an increase in the receivables’ recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to the restriction that the carrying amount of the receivables at the date the impairment is reversed shall not exceed what the amortised cost would have been had the impairment not been recognised.

(l)                           Cash and cash equivalents

For the purpose of the statement of cash flows, cash and cash equivalents represent cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term highly liquid investments which are readily convertible into known amounts of cash and subject to an insignificant risk of change in value. Bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management are also included as a component of cash and cash equivalents.

(m)                     Financial liabilities and equity instruments

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument under HKFRSs. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred, and subsequently measured at amortised cost using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(m)                     Financial liabilities and equity instruments (continued)

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and are subsequently measured at the higher of:

•                               the amount of the obligations under the contracts, as determined in accordance with HKAS 37 “Provisions, Contingent Liabilities and Contingent Assets”; and

•                               the amount initially recognised less cumulative amortisation recognised in profit or loss on a straight-line basis over the terms of the guarantee contracts.

Convertible bonds

Convertible bonds which entitle the holder to convert into equity instruments, other than into a fixed number of equity instruments at a fixed conversion price, are regarded as combined instruments consist of a liability and a derivative component. At the date of issue, the fair value of the derivative component is determined using an option pricing model; and this amount is carried as a derivative liability until extinguished on conversion or redemption. The remainder of the proceeds is allocated to the liability components and is carried as a liability at amortised cost using the effective interest rate method until extinguished on conversion or redemption. The derivative components is measured at fair value with gains and losses recognised in profit or loss.

Transaction costs are apportioned between the liability and derivative components of the convertible bonds based on the allocation of proceeds to the liability and derivative components on initial recognition.

Trade and other payables

Trade and other payables are stated initially at their fair value and subsequently measured at amortised cost using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)                       Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably.

Revenue from the sales of manufactured goods and trading of raw material are recognised on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the title has passed to the customers and the goods are delivered or the customers have taken delivery of the goods.

Consultancy fee income is recognised when the service is rendered.

Revenue from the provision of accounting, management and consultancy services is recognised when the services are rendered.

Interest income is recognised on a time-proportion basis using the effective interest method.

Revenue from financial guarantee contracts issued is recognised on a straight-line basis over the term of the guarantee contracts.

(o)                       Employee benefits

(i)                                     Employee leave entitlements

Employee entitlements to annual leave and long service leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave and long service leave as a result of services rendered by employees up to the end of the reporting period.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(ii)                                  Pension obligations

The Group contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Group and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Group to the funds.

(iii)                               Termination benefits

Termination benefits are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(p)                       Share-based payments

The Group issues equity-settled share-based payments to certain directors, employees and consultants.

Equity-settled share-based payments to directors and employees are measured at fair value (excluding the effect of non market-based vesting conditions) of the equity instruments at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for effect of non market-based vesting conditions.

Equity-settled share-based payments to consultants are measured at the fair value of the services rendered or if the fair value of the services rendered cannot be reliably measured, at the fair value of the equity instruments granted. The fair value is measured at the date the Group receives the services and recognised as an expense.

(q)                       Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

To the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate is the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

(r)                          Government grants

A government grant is recognised when there is reasonable assurance that the Group will comply with the conditions attached to it and that the grant will be received.

Government grants relating to income are deferred and recognised in profit or loss over the period to match them with the costs they are intended to compensate.

Government grants that become receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

Government grants relating to the purchase of assets are recorded as deferred income and recognised in profit or loss on a straight-line basis over the useful lives of the related assets.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(s)                        Taxation

Income tax represents the sum of the current tax and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit recognised in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, unused tax losses or unused tax credits can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition other than in a business combination of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates that have been enacted or substantively enacted by the end of reporting period. Deferred tax is recognised in profit or loss, except when it relates to items recognised in other comprehensive income or directly in equity, in which case the deferred tax is also recognised in other comprehensive income or directly in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(t)                          Related parties

A related party is a person or entity that is related to the Group.

(A)                   A person or a close member of that person’s family is related to the Group if that person:

(i)                         has control or joint control over the Group;

(ii)                      has significant influence over the Group; or

(iii)                   is a member of the key management personnel of the Company or of a parent of the Company.

(B)                     An entity is related to the Group (reporting entity) if any of the following conditions applies:

(i)                         The entity and the Company are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)                      One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)                   Both entities are joint ventures of the same third party.

(iv)                  One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)                     The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group. If the Group is itself such a plan, the sponsoring employers are also related to the Group.

(vi)                  The entity is controlled or jointly controlled by a person identified in (A).

(vii)               A person identified in (A)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(u)                       Impairment of assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets except goodwill, inventories and receivables to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of any impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognised immediately in the profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(v)                       Provisions and contingent liabilities

Provisions are recognised for liabilities of uncertain timing or amount when the Group has a present legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow is remote.

(w)                     Events after the reporting period

Events after the reporting period that provide additional information about the Group’s position at the end of the reporting period or those that indicate the going concern assumption is not appropriate are considered adjusting events and are reflected in the financial statements. Events after the end of reporting period that are not adjusting events are disclosed in the notes to the financial statements when material.

5.                             CRITICAL JUDGEMENTS AND KEY ESTIMATES

Critical judgements in applying accounting policies

In the process of applying the accounting policies, the directors of the Company have made the following judgements that have the most significant effect on the amounts recognised in the financial statements.

Legal titles of certain buildings

As stated in note 18 to the financial statements, the titles of certain buildings in the PRC have not been obtained by the Group as at 31 December 2011. These buildings are erected on lands which the Group did not have the relevant land use right. Despite the fact that the Group did not have the legal titles of these buildings, the directors of Company determine to recognise these buildings as property, plant and equipment on the ground that the Group is in substance controlling these buildings.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the year, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a)      Property, plant and equipment and intangible assets

The Group determines the estimated useful lives, residual values and related depreciation and amortisation charges for the Group’s property, plant and equipment and intangible assets. These estimates are based on the historical experience of the actual useful lives of property, plant and equipment and intangible assets of similar nature and functions. The Group will revise the depreciation and amortisation charge where useful lives and residual values are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

5.                             CRITICAL JUDGEMENTS AND KEY ESTIMATES (continued)

Key sources of estimation uncertainty (continued)

(b)     Impairment loss for bad and doubtful debts

The Group makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade receivables and other receivables including and the current creditworthiness of each debtor.

Impairments arise where events or changes in circumstances indicate that the balances may not be collectible. The identification of bad and doubtful debts requires the use of judgement and estimates. Where the actual result is different from the original estimate, such difference will impact the carrying value of the trade receivables and other receivables and amounts due from related parties and doubtful debt expenses in the year in which such estimate has been changed. If the financial conditions of the debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(c)      Allowance for slow-moving inventories

Allowance for slow-moving inventories is made based on the ageing and estimated net realisable value of inventories. The assessment of the allowance amount involves judgement and estimates. Where the actual outcome in the future is different from the original estimate, such difference will impact the carrying value of inventories and allowance charge/write-back in the period in which such estimate has been changed.

(d)     Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating unit to which goodwill has been allocated. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate the present value. The carrying amount of goodwill at the end of the reporting period was approximately HK$530,776,000. No impairment loss was recognised during 2011.

(e)      Income taxes

The Group is subject to income taxes in several jurisdictions. Significant estimations are required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions the period in which such determination is made.

6.                             FINANCIAL RISK MANAGEMENT

The Group’s activities expose it to a variety of financial risks: foreign currency risk, credit risk, liquidity risk and interest rate risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

(a)                       Foreign currency risk

The Group has minimal exposure to foreign currency risk as most of its business transactions, assets and liabilities are principally denominated in Hong Kong dollars, US dollars and Renminbi (“RMB”). Accordingly the Group’s profit or loss is substantially independent of changes in foreign currency exchange rate. The Group currently does not have a foreign currency hedging policy in respect of foreign currency transactions, assets and liabilities. The Group will monitor its foreign currency exposure closely and will consider hedging significant foreign currency exposure should the need arise.

(b)                       Credit risk

The carrying amounts of the bank and cash balances and, trade and other receivables included in the statement of financial position represent the Group’s maximum exposure to credit risk in relation to the Group’s financial assets.

The Group’s credit risk is primarily attributable to its trade receivables. It has policies in place to ensure that sales are made to customers with an appropriate credit history. In order to minimise credit risk, the directors review the recoverable amount of each individual trade debt regularly to ensure that adequate impairment losses are recognised for irrecoverable debts. In this regard, the directors consider that the Group’s credit risk is significantly reduced.

The credit risk on bank and cash balances is limited because the counterparties are either banks with high credit-ratings assigned by international credit-rating agencies or large PRC state-controlled banks.

Other receivables are closely monitored by the directors.

The Group has no significant concentrations of credit risk with exposure spread over a number of counterparties and customers.

6.                             FINANCIAL RISK MANAGEMENT (continued)

(c)                        Liquidity risk

The Group’s policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient reserves of cash to meet its liquidity requirements in the short and longer term.

The maturity analysis of the Group’s financial liabilities, based on the contractual undiscounted payments, is as follows:

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	HK$’000	HK$’000	HK$’000	HK$’000

At 31 December 2011
Trade and other payables	2,623,678	—	—	—
Borrowings	1,242,513	—	—	—
Finance lease payables	34,763	5,147	—	—
Amounts due to directors	96,701	—	—	—
Amount due to a third party	411,496	—	—	—
Financial guarantees	195,695	—	—	—

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	HK$’000	HK$’000	HK$’000	HK$’000

At 31 December 2010
Trade and other payables	1,535,710	—	—	—
Borrowings	506,976	—	—	—
Finance lease payables	24,642	22,115	—	—
Amounts due to directors	99	—	—	—
Financial guarantees	141,243	—	—	—

(d)                       Interest rate risk

The Group’s exposure to interest-rate risk arises from its bank deposits, bank borrowings, finance lease payables and amounts due to directors and a third party. The bank deposits and finance lease payables bear interests at variable rates varied with the then prevailing market condition. The bank borrowings bear interests at variable rates or fixed interest rates, details of which are disclosed in note 28 to the financial statements. The exposure of the interest rate risks of the bank balances is insignificant given the existing low bank interest deposit rate. The interest rates of the amounts due to directors and a third party are fixed as disclosed in notes 32 and 33 and expose the Group to fair value interest rate risk.

6.                             FINANCIAL RISK MANAGEMENT (continued)

(e)                        Categories of financial instruments

	2011	2010
	HK$’000	HK$’000

Financial assets:
Loans and receivables (including cash and cash equivalents)	3,446,016	2,168,548

Financial liabilities:
Financial liabilities at fair value
Derivative components of convertible bond	—	23,967
Financial liabilities at amortised cost	4,241,309	2,088,511

(f)                          Fair values

Except as disclosed in note 31 to the financial statements, the carrying amounts of the Group’s financial assets and financial liabilities as reflected in the consolidated statement of financial position approximate their respective fair values.

The following disclosures of fair value measurements use a fair value hierarchy which has 3 levels:

Level 1:               quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:               inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3:               inputs for the asset or liability that are not based on observable market data (unobservable inputs).

6.                             FINANCIAL RISK MANAGEMENT (continued)

(f)                          Fair values (continued)

Disclosures of level in fair value hierarchy at 31 December 2011

	Fair value measurement using:			Total
	Level 1	Level 2	Level 3	2011
Description	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond
– Derivative components	—	—	—	—

Disclosures of level in fair value hierarchy at 31 December 2010

	Level 1	Level 2	Level 3	2010
Description	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond
– Derivative components	—	23,967	—	23,967

7.                             TURNOVER

The turnover of the Group which represents sales of mining machineries, related spare parts and consultancy services are as follows:

	2011	2010
	HK$’000	HK$’000

Sales of mining machineries	1,829,188	1,737,183
Sales of spare parts	123,925	31,522
Consultancy services income	229	208

	1,953,342	1,768,913

Consultancy services do not constitute a separate reportable segment.

8.                             OTHER INCOME

	Note	2011	2010
		HK$’000	HK$’000

Sales of scrap materials		66,153	54,754
Gain on trading of raw materials		9,889	4,466
Interest income		15,794	3,900
Government grants (Note)		1,658	3,819
Gain on disposal of a subsidiary	38(b)	110	1,583
Gain on disposals of property, plant and equipment		391	234
Bad debts recovered		—	137
Reversal of accruals		850	—
Others		2,430	1,040

		97,275	69,933

Note:         Government grants in 2011 mainly represented reward of approximately HK$968,000 from Administrative Committee Zhengzhou High-Technology Development Zone（鄭州高新技術產業開發區管理委員會）for outstanding performance, while government grants in 2010 mainly represented reward of approximately HK$2,865,000 for successful completion of the reverse takeover transaction.

9.                             SEGMENT INFORMATION

The directors of the Company consider that the Group operates in a single reportable segment which is managed as a single strategic business unit that is engaged in the manufacturing and sale of coal mining machinery with similar technology and marketing strategy. The Group’s operating profit or loss is earned or incurred within the People’s Republic of China (“PRC”) and all its operating assets are principally located in the PRC. Therefore, no business segment or geographical segment is presented.

Revenue from major customers, amounted to 10% or more of the Group’s revenue are set out below:

Revenue from major customers

	2011	2010
	HK$’000	HK$’000

Customer A	226,781	365,693
Customer B	248,426	—

10.                       FINANCE COSTS

	2011	2010
	HK$’000	HK$’000

Bank charges	1,418	1,506
Interest on bills	54,002	11,094
Finance lease interest	3,495	393
Financial services charges	1,536	2,298
Interest on bank borrowings wholly repayable within five years	58,767	16,617
Interests on loans from directors wholly repayable within five years	2,482	1,161
Interest on other loan from a third party wholly repayable within five years	16,612	7,028
Interest on convertible bond wholly repayable within five years	17	301
Other interests	456	—
Exchange loss	—	555

	138,785	40,953

11.                       INCOME TAX EXPENSE

	2011	2010
	HK$’000	HK$’000

Current tax — Hong Kong Profits Tax
Provision for the year	—	6

Current tax — PRC Enterprise Income Tax
Provision for the year	4,479	36,157
(Over)/under-provision in prior years	(538)	2,616

	3,941	38,779

No provision for Hong Kong Profits Tax is required since the Group did not generate any assessable profits arising in Hong Kong for the year. The amount provided for the year ended 31 December 2010 was calculated at 16.5% based on the assessable profit for the year.

Under the Law of the PRC on Enterprise Income Tax (the “EIT Law”) and Implementation Regulation of the EIT Law, the tax rate of the PRC subsidiary, Zhengzhou Siwei, is 25% from 1 January 2008 onwards.

11.                       INCOME TAX EXPENSE (continued)

According to the new EIT law, entities that qualify as “High and New Technology Enterprises” are entitled to the preferential EIT rate of 15%. Zhengzhou Siwei received approval for the status as a “High and New Technology Enterprises”. The status is valid for three years starting from January 2008. On 28 October 2011 Zhengzhou Siwei has renewed the status which will be valid for the next three years. Zhengzhou Siwei is located in Zhengzhou High and New Technology Industries Development Zone, and was entitled to a PRC income tax rate of 15%.

The reconciliation between income tax expense and the product of (loss)/profit before tax multiplied by PRC enterprise income tax rate is as follows:

	2011	2010
	HK$’000	HK$’000

(Loss)/profit before tax	(10,312)	173,878

Domestic income tax rate	25%	25%
Tax at domestic income tax rate	(2,578)	43,470
Tax effect of income that is not taxable	(2,404)	(478)
Tax effect of expenses that are not deductible	11,024	12,539
Tax effect of temporary differences not recognised	1,109	4,720
(Over)/under-provision in prior years	(538)	4,360
Tax effect of tax loss not recognised	—	20
Others	(20)	—
Tax effect of concessionary tax rate granted	(2,652)	(25,852)

Income tax expense	3,941	38,779

12.                       (LOSS)/PROFIT FOR THE YEAR

The Group’s (loss)/profit for the year is stated after charging/(crediting) the following:

	2011	2010
	HK$’000	HK$’000

Amortisation of intangible assets (included in administrative expenses)	1,867	1,583
Allowance for trade and other receivables (included in administrative expenses and other operating expenses)	41,472	2,471
Allowance for inventories (included in other operating expenses)	11,559	2,853
Auditor’s remuneration	1,774	1,417
Cost of inventories sold#	1,653,310	1,420,110
Depreciation	28,130	18,699
Directors’ emoluments
– As directors	676	30
– For management	10,353	1,317
	11,029	1,347
Fair value loss on derivative components of convertible bond	—	10,790
Operating lease charges
– Amortisation of prepaid land lease payments	682	353
– Land and buildings rentals	2,230	1,971
Research and development expenditure	9,052	4,146
Staff costs excluding directors’ emoluments
Salaries, bonuses and allowances	174,204	117,580
Retirement benefit scheme contributions	40,008	25,965
	214,212	143,545
Bad debt recovered	—	(137)
Gain on disposal of a subsidiary	(110)	(1,583)
Net (gain)/loss on cross guarantee (included in administrative expenses)	(3,562)	3,629

#                               Cost of inventories sold included the aggregate of staff costs, depreciation and operating lease charges of approximately HK$174,559,000 (2010: HK$122,525,000) which are included in the amounts disclosed separately above.

13.                       DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS

The emoluments of each director were as follows:

	Directors’ fees	Salaries, allowance, bonus and benefits in kind	Share-based payments	Retirement benefit scheme contributions	2011 Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
Emory WILLIAMS (note i)	—	599	—	—	599
LEE Jong Dae	—	1,800	1,681	24	3,505
LI Rubo (note ii)	—	599	—	—	599
Phil Qiu JIN (note ii & iv)	—	2,117	1,681	—	3,798
WANG Fu (note ii)	—	1,731	—	47	1,778

Independent non-executive directors
BOULANGER David Marc	—	—	32	—	32
CHAN Sze Hon	120	—	10	—	130
DONG Xiangge (note ii)	314	—	—	—	314
JIANG Ming (note ii & iii)	242	—	—	—	242
PARKER Christopher John (note iv)	—	—	32	—	32

Total for 2011	676	6,846	3,436	71	11,029

13.                       DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS (continued)

	Directors’ fees	Salaries, allowance, bonus and benefits in kind	Share-based payments	Retirement benefit scheme contributions	2010 Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
Emory WILLIAMS (note i)	—	—	—	—	—
KIM Beom Soo (note v)	—	2,000	—	—	2,000
LEE Jong Dae	—	2,270	—	—	2,270
LEE Sung Min (note v)	—	2,000	—	—	2,000
LI Rubo (note ii)	—	—	—	—	—
Phil Qiu JIN (note ii & iv)	—	48	—	—	48
WANG Fu (note ii)	—	616	—	3	619

Independent non-executive directors
BOULANGER David Marc	—	—	—	—	—
CHAN Sze Hon	120	—	—	—	120
DONG Xiangge (note ii)	—	—	—	—	—
JIANG Ming (note ii ＆ iii)	—	—	—	—	—
PARKER Christopher John (note iv)	—	—	—	—	—

Total for 2010	120	6,934	—	3	7,057

Notes:

(i)                           Appointed on 13 October 2010

(ii)                        Appointed on 12 November 2010

(iii)                     Resigned on 5 September 2011

(iv)                    Re-designated as non-executive director on 3 January 2012

(v)                       Resigned on 13 October 2010

There was no arrangement under which a director waived or agreed to waive any emoluments during the year. In addition, no emoluments were paid by the Group to any of the directors as an inducement to join or upon joining the Group or as compensation for loss of office.

13.                       DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS (continued)

The five highest paid individuals in the Group during the year included 3 (2010: 4) directors whose emoluments are reflected in the analysis presented above. The emoluments of the remaining 2 (2010: 1) individuals are set out below and prepared in the same basis of directors’ emolument of this note:

	2011	2010
	HK$’000	HK$’000

Basic salaries, allowances and benefits in kind	1,499	810
Share-based payments	130	—
Retirement benefit scheme contributions	71	24

	1,700	834

The emoluments fell within the following bands:

	Number of individuals
	2011	2010

Nil to HK$1,000,000	2	1

In both years, no emoluments were paid by the Group to any of the directors or the highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office.

14.                       RETIREMENT BENEFIT SCHEMES

The Group operates a Mandatory Provident Fund scheme (the “MPF Scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the profit or loss as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with employees when contributed into the MPF Scheme.

The employees of the Group’s subsidiaries established in the PRC are members of a central pension scheme operated by the local municipal government. These subsidiaries are required to contribute certain percentage of the employees’s basic salaries and wages to the central pension scheme to fund the retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of these subsidiaries. The only obligation of these subsidiaries with respect to the central pension scheme is to meet the required contributions under the scheme.

The only obligation of the Group with respect of the retirement benefit schemes is to make the required contributions under the respective schemes.

15.                       DIVIDEND

No dividend has been declared or paid by the Company during the year (2010 : Nil).

16.                       (LOSS)/PROFIT FOR THE YEAR ATTRIBUTABLE TO THE OWNERS OF THE COMPANY

The (loss)/profit for the year attributable to the owners of the Company included a loss of approximately HK$33,236,000 (2010: loss of approximately HK$1,644,455,000) which has been dealt with in the financial statements of the Company.

17.                       (LOSS)/EARNINGS PER SHARE

The calculation of the basic and diluted (loss)/earnings per share attributable to the ordinary equity holders of the Company is based on the following data:

	2011	2010
	HK$’000	HK$’000

(Loss)/earnings
(Loss)/earnings for the purposes of basic and diluted (loss)/earnings per share ((loss)/profit for the year)	(14,253)	135,099

Number of shares (‘000)
Weighted average number of ordinary shares for the purpose of basic (loss)/earnings per share	5,683,229	4,407,054
Effect of share options	58,331	14,606

Weighted average number of ordinary shares for the purpose of diluted (loss)/earnings per share	5,741,560	4,421,660

The denominators used are the same as those detailed above for both basic and diluted (loss)/earnings per share.

18.                       PROPERTY, PLANT AND EQUIPMENT

	Buildings	Plant and machinery	Office equipment	Motor vehicles	Construction in progress	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Cost

At 1 January 2010	84,650	85,850	5,497	7,586	2,795	186,378
Additions	18,828	19,489	1,795	4,310	158,650	203,072
Arising from the transaction	—	—	15	152	—	167
Transfer	8,005	1,859	—	—	(9,864)	—
Disposals	—	(5,392)	(240)	(1,999)	(2,767)	(10,398)
Exchange differences	3,029	3,072	197	272	100	6,670

At 31 December 2010 and 1 January 2011	114,512	104,878	7,264	10,321	148,914	385,889
Additions	1,996	93,100	2,280	5,780	191,741	294,897
Arising from acquisition of subsidiaries	—	—	97	966	—	1,063
Transfer	189,285	74,125	—	—	(263,410)	—
Disposals	(323)	(474)	(8)	(605)	(4,347)	(5,757)
Exchange differences	6,630	5,980	311	474	4,974	18,369

At 31 December 2011	312,100	277,609	9,944	16,936	77,872	694,461

Accumulated depreciation

At 1 January 2010	4,638	15,278	1,891	1,468	—	23,275
Charge for the year	4,569	10,654	1,574	1,902	—	18,699
Disposals	—	(1,584)	(203)	(830)	—	(2,617)
Exchange differences	290	793	104	81	—	1,268

At 31 December 2010 and 1 January 2011	9,497	25,141	3,366	2,621	—	40,625
Charge for the year	6,064	16,429	1,956	3,681	—	28,130
Disposals	(19)	(129)	(1)	(1)	—	(150)
Exchange differences	440	1,166	153	145	—	1,904

At 31 December 2011	15,982	42,607	5,474	6,446	—	70,509

Carrying amount

At 31 December 2011	296,118	235,002	4,470	10,490	77,872	623,952

At 31 December 2010	105,015	79,737	3,898	7,700	148,914	345,264

18.                       PROPERTY, PLANT AND EQUIPMENT (continued)

At 31 December 2011, the carrying amount of property, plant and equipment pledged as security for the Group’s bank borrowings amounted to approximately HK$92,164,000 (2010: HK$31,071,000).

At 31 December 2011, the Group’s buildings included certain buildings with carrying amount of approximately HK$207,669,000 (2010: HK$15,811,000) erected on lands which the Group did not have the relevant land use rights (note 25). Accordingly, the Group has not obtained the relevant construction permits and building ownership certificates for these buildings. However, the Group obtained the following certificates in relation to the construction of and right to use these buildings:

(a)                        Pursuant to the certificate of confirmation（《証明》）issued by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City（滎陽市廣武鎮）complied with the overall development programme of Guangwu Town, Xingyang City（滎陽市廣武鎮）. The Group is in the process of obtaining the relevant construction plan permit.

(b)                       Pursuant to the certificate of confirmation（《証明》）issued by Construction Administration Bureau of Xingyang（滎陽市建設管理局）dated 18 October 2009, Construction Administration Bureau of Xingyang（滎陽市建設管理局）allowed the Group to continue the construction process and at the same time applying the relevant construction permit.

(c)                        Pursuant to the certificate of confirmation（《關於鄭州四維機電設備製造有限公司相關房屋使用情況的確認函》）, issued by Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）dated 18 October 2009, despite the fact that the Group constructed certain buildings which did not have building ownership certificates, Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）agreed that the Group can continue to use the buildings before applying for the building ownership certificates.

According to a legal opinion issued by Commerce & Finance Law Offices (the “PRC Lawyer” or “北京市通商律師事務所”), based on the above certificates of confirmation despite the Group failed to apply for the relevant permits on construction of the buildings in accordance with the PRC laws and regulations, the probability of penalty imposed by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）, Construction Administration Bureau of Xingyang（滎陽市建設管理局）and Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）is low.

The Group will apply for the building ownership certificates of these buildings after obtaining the relevant land use rights. Based on the legal opinion and the fact that these buildings have been used by the Group, the directors of the Company are of the opinion that these buildings should be treated as assets of the Group and included in the property, plant and equipment.

The carrying value of the plant and machinery includes an amount of approximately HK$79,025,000 (2010: HK$50,308,000) in respect of assets held under finance lease.

19.                       PREPAID LAND LEASE PAYMENTS

	2011	2010
	HK$’000	HK$’000

At beginning of year	14,055	13,919
Additions	15,416	—
Amortisation of prepaid land lease payments	(682)	(353)
Exchange differences	716	489

At end of year	29,505	14,055
Current portion	(690)	(364)

Non-current portion	28,815	13,691

The Group’s prepaid land lease payments represent payments for land use rights in the PRC under medium lease terms.

At 31 December 2011, the carrying amount of certain prepaid land lease payments pledged as security for the Group’s bank borrowings amounted to approximately HK$14,227,000 (2010: HK$14,055,000).

20.                       GOODWILL

HK$’000

Cost

At 1 January 2010	3,508
Arising on acquisition of subsidiaries (note (a))	458,358

At 31 December 2010 and 1 January 2011	461,866
Arising on acquisition of subsidiaries (note (b))	68,910

At 31 December 2011	530,776

Carrying amount

At 31 December 2011	530,776

At 31 December 2010	461,866

Notes:

(a)                        The goodwill was arising on the acquisition of the Service Group. Details of the acquisition are set out in note 38(a). Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (“CGUs”) that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of goodwill had been allocated to Zhengzhou Siwei, which is engaged in the manufacturing and sales of mining machinery.

The recoverable amount of the CGU is determined from the CGU’s fair value less costs to sell. According to the announcement jointly published by ERA and Caterpillar (Luxembourg) Investment Co. S.A. (“the Offeror”), an indirect wholly-owned subsidiary of Caterpillar Inc., on the Stock Exchange dated 11 November 2011, the Offeror, will, subject to the satisfaction of the Pre-Condition, make a voluntary conditional offer to acquire all of the issued shares in the share capital of ERA. The cash alternative offer price of HK$0.88 per share is used to estimate the fair value of the Group. As Zhengzhou Siwei is the major subsidiary of the Group, the fair value of Zhengzhou Siwei is approximated by subtracting the value of ERA Mining Machinery Limited, from the total consideration for the Group. The value of ERA Mining Machinery Limited is determined by reference to recent comparable market transactions.

(b)                       The goodwill was arising on acquisition of seven sales agents companies. Details of the acquisition are set out in note 38(a). Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (“CGUs”) that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of goodwill had been allocated to the sales agents, which are engaged in the distributions and selling activities of mining machinery.

The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and budgeted costs and turnover during the year. The Group estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGUs. The growth rates are based on long-term average economic growth rate of the geographical area in which the businesses of the CGUs operate. Budgeted costs and turnover are based on past practices and expectations on market development.

The Group prepares cash flow forecasts derived from the most recent financial budgets approved by the directors of the Group for the next 5 years with the residual period using the growth rate of 3%. This rate does not exceed the average long-term growth rate for the relevant markets.

The rate used to discount the forecast cash flows from sales agents was 21.33% as at 31 December 2011.

21.                       INTANGIBLE ASSETS

	Technical know-how (purchased)	Computer Software (purchased)	Total
	HK$’000	HK$’000	HK$’000

At 1 January 2010	5,093	2,197	7,290
Additions	2,210	2,497	4,707
Exchange differences	182	79	261

At 31 December 2010 and 1 January 2011	7,485	4,773	12,258
Additions	—	235	235
Exchange differences	293	187	480

At 31 December 2011	7,778	5,195	12,973

Accumulated amortisation

At 1 January 2010	3,239	301	3,540
Amortisation for the year	1,340	243	1,583
Exchange differences	153	17	170

At 31 December 2010 and 1 January 2011	4,732	561	5,293
Amortisation for the year	1,371	496	1,867
Exchange differences	201	27	228

At 31 December 2011	6,304	1,084	7,388

Carrying amount

At 31 December 2011	1,474	4,111	5,585

At 31 December 2010	2,753	4,212	6,965

21.                       INTANGIBLE ASSETS (continued)

The average remaining amortisation period of the technical know-how as at 31 December 2011 and 2010 was 4 months and 19 months respectively. Moreover, the average remaining amortisation period of computer software as at 31 December 2011 and 2010 was 85 months and 95 months respectively.

The Group carried out a review of the recoverable amount of its intangible assets for the year ended 31 December 2011 and 2010, with regard to the market conditions of its products. The recoverable amount of the relevant assets has been determined on the basis of their value in use. The directors of the Company are of the opinion that there was no impairment in the intangible assets as at 31 December 2011 and 2010.

22.                       SUBSIDIARIES

Particulars of the principal subsidiaries at 31 December 2011 and 2010 are as follows:

Name	Place of incorporation/ registration and operation	Issued/Registered/ fully paid up capital	Percentage of ownership interest/ voting power/profit sharing		Principal activities

			Direct	Indirect

Zhengzhou Siwei (Note 1)	The PRC	Registered capital of RMB284,837,000/ RMB263,825,000	—	100%	Manufacturing and sales of mining machinery

Hong Kong Siwei Holdings Limited	Hong Kong	2,301,001 ordinary shares of HK$10 each	—	100%	Investment holding

Vasky Energy Ltd	British Virgin Islands	1 ordinary share of US$1 each	100%	—	Investment holding

IFS Asia-Pacific Limited* (Note 2)	Hong Kong	100,000 ordinary shares of HK$1 each	100%	—	Provision of corporate secretarial services

*                               Disposed on 31 March 2011

The above list contains the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group.

22.                       SUBSIDIARIES (continued)

Notes:

1.                             Zhengzhou Siwei was established as a domestic enterprise on 9 June 2003 in the PRC with limited liability. On 20 March 2007, the then equity holders of Zhengzhou Siwei entered into a joint venture agreement with HK Siwei whereby the then equity holders of Zhengzhou Siwei agreed to sell 25% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. Accordingly Zhengzhou Siwei became a sino-foreign equity joint venture on 20 April 2007 and an associate of HK Siwei. Pursuant to a share transfer agreement dated 17 September 2007, all the individual equity holders of Zhengzhou Siwei agreed to sell their entire 75% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. As a result, Zhengzhou Siwei became a wholly-owned subsidiary of HK Siwei and a wholly-owned foreign enterprise established in the PRC.

On 31 July 2004, Zhengzhou Siwei revalued certain of its property, plant and equipment and prepaid land lease payments with the revaluation gains of RMB21,012,000 credited to the capital reserve account of Zhengzhou Siwei in accordance with the Generally Accepted Accounting Principles of the PRC.

Pursuant to a resolution passed on 16 September 2004 by the then equity holders of Zhengzhou Siwei, the directors of Zhengzhou Siwei were authorised to capitalise RMB34,381,000 standing to the credit of the capital reserve account of Zhengzhou Siwei, which comprised capital reserve of RMB13,369,000 and the revaluation gains of RMB21,012,000 as stated above, by applying such sum as paying up in full RMB34,381,000 capital in proportion to equity holders of Zhengzhou Siwei, whose names appeared on the register of member of Zhengzhou Siwei at the close of business on 16 September 2004.

Since the revaluation of land use rights and property, plant and equipment amounting to RMB21,012,000 is not in compliance with the subsequent measurement requirement of HKAS 17 “Leases” and HKAS 16 “Property, Plant and Equipment”, the revaluation gains and the corresponding increase in capital as mentioned in the paragraphs above is reversed for the purpose of these financial statements prepared in accordance with HKFRSs. Therefore the fully paid-up capital as disclosed in these financial statements prepared in accordance with HKFRSs does not agree with the fully paid-up capital as registered by Zhengzhou Siwei.

2.                             By a sales and purchase agreement signed on 31 March 2011, IFS Asia-Pacific Limited, a wholly owned subsidiary, was disposed to an independent third party with a consideration of HK$400,000.

23.                       INVESTMENTS IN JOINTLY CONTROLLED ENTITIES

	2011	2010
	HK$’000	HK$’000

Unlisted investments:
Share of net assets	26,171	—

Details of the jointly controlled entities at 31 December 2011 are as follows:

Name	Place of incorporation/ registration	Issued and paid up capital	Percentage of ownership interest/ voting power/ profit sharing	Principal activities

Siwei Marco Automatic Control System Co., Ltd	The PRC	Registered capital of RMB 20,000,000	51.0%	Electrohydraulic control systems manufacturing

Zhengzhou Siwei Coal Mining Machinery Rebuild Co., Ltd	The PRC	Registered capital of RMB 20,000,000	56.8%	Maintenance and rebuilding of hydraulic cylinders

The following amounts are the Group’s share of the jointly controlled entities that are accounted for by the equity method of accounting included in the Group’s financial statements.

	2011	2010
	HK$’000	HK$’000

At 31 December
Current assets	22,067	—
Non-current assets	5,359	—
Current liabilities	(1,255)	—
Non-current liabilities	—	—

Net assets	26,171	—

Year ended 31 December
Revenue	3	—

Expenses	(199)	—

24.                       INVENTORIES

	2011	2010
	HK$’000	HK$’000

Raw materials	249,518	112,609
Work in progress	296,347	80,684
Finished goods	129,496	8,721

	675,361	202,014

As at 31 December 2011, inventories with carrying amount of approximately HK$270,097,000 (2010: HK$186,476,000) were pledged as security for banking facilities granted to the Group as set out in note 28 to the financial statements.

25.                       TRADE AND OTHER RECEIVABLES

	2011	2010
	HK$’000	HK$’000

Trade receivables	2,215,809	1,588,936
Allowances for bad and doubtful debts	(53,531)	(11,670)

	2,162,278	1,577,266
Bills receivables	74,976	22,947
Prepayments	324,551	182,378
Deposits	43,390	28,473
Other receivables	50,057	103,089

	2,655,252	1,914,153

The Group’s trading terms with customers other than those for retention receivables are due on delivery. Deposit payments are normally required. The credit term for retention receivables is generally one year. The Group seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the directors.

Prepayments mainly represent the prepayments for land lease payments and property, plant and equipment.

25.                       TRADE AND OTHER RECEIVABLES (continued)

The ageing analysis of trade receivables, based on the delivery date, and net of allowances, are as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	1,154,502	914,651
91 to 180 days	311,408	210,320
181 to 365 days	219,391	160,715
Over 1 year	476,977	291,580

	2,162,278	1,577,266

As at 31 December 2011, approximately HK$1,230,830,000 (2010: HK$346,900,000) of trade receivables were pledged to banks to secure banking facilities as set out in note 28 to the financial statements.

Reconciliation of allowance for trade receivables:

	2011	2010
	HK$’000	HK$’000

At beginning of year	11,670	4,965
Arising from the Transaction	—	3,991
Allowance for the year	44,409	3,165
Reversal of allowances	(2,937)	(694)
Written off upon disposal of subsidiary	(377)	—
Exchange differences	766	243

At end of year	53,531	11,670

25.                       TRADE AND OTHER RECEIVABLES (continued)

As of 31 December 2011, trade receivables of approximately HK$2,001,363,000 (2010: HK$1,390,311,000) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	993,587	770,736
91 to 180 days	311,408	192,743
181 to 365 days	219,391	143,086
Over 1 year	476,977	283,746

	2,001,363	1,390,311

“Most of the customers of the Group are state-owned enterprises or under the control of state-owned enterprises. In this regard, the directors of the Group consider that there is no material collectability problem with the trade receivables as at 31 December 2011.”

The carrying amounts of the Group’s trade receivables are denominated in RMB.

Included in other receivables at 31 December 2010 are deposits for acquisition of four parcels of land in Guangwu Town, Xingyang City（滎陽市廣武鎮）of approximately HK$74,737,000, for which the directors of the Company and the existing owners of these parcels of land have not yet concluded the prices for the transfer of the legal titles. Accordingly, the Group did not have the relevant land use right certificates. During the year ended 31 December 2010, the Group constructed four buildings on these parcels of land. The Group obtained the following certificates in relation to the land use rights:

(a)                        Pursuant to the certificate of confirmation《証明》issued by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City（滎陽市廣武鎮）complied with the overall development programme of Guangwu Town, Xingyang City（滎陽市廣武鎮）. The Group is in the process of obtaining the relevant construction plan permit.

(b)                       Pursuant to the certificate of confirmation《証明》issued by Land Resources Bureau of Xingyang（滎陽市國土資源局）dated 5 January 2010, the Group has not yet obtained the land use right certificates. The procedures in relation to the change in the usage of land are in progress and the Group is allowed to construct and use the properties for production and operation on these parcels of land before obtaining the relevant land use right certificates without any penalty.

According to a legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, despite the fact that the Group’s buildings were erected on the land before obtaining the relevant land use right certificates, the probability of penalty imposed by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）and Land Resources Bureau of Xingyang（滎陽市國土資源局）is low.

26.                       PLEDGED BANK DEPOSITS AND BANK AND CASH BALANCES

The Group’s pledged bank deposits represented deposits in RMB pledged to banks to secure banking facilities granted to the Group as set out in note 28 to the financial statements. As at 31 December 2011, pledged deposits of approximately HK$705,560,000 (2010: HK$286,709,000) are at fixed interest rate ranging from 3.25% to 3.30% (2010: 1.98% to 2.2%) per annum and are therefore subject to fair value interest rate risk and approximately HK$71,620,000 (2010: HK$47,400,000) are at floating interest rate, therefore are subject to cashflow interest rate risk.

The carrying amounts of the Group’s bank and cash balances are denominated in the following currencies:

	2011	2010
	HK$’000	HK$’000

Hong Kong dollars	25,817	15,164
US dollars	83	32,807
RMB	312,235	54,681
Others	—	12

	338,135	102,664

Conversion of RMB into foreign currencies is subject to the PRC’s Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations.

27.                       TRADE AND OTHER PAYABLES

	2011	2010
	HK$’000	HK$’000

Trade payables	1,184,447	873,251
Bills payables	950,826	451,728
Accruals and other payables	139,702	71,777
Advance receipts from customers	252,762	29,792
VAT and other tax	69,917	76,346
Accrued staff salaries and welfares	26,024	32,816

	2,623,678	1,535,710

27.                       TRADE AND OTHER PAYABLES (continued)

The ageing analysis of trade payables, based on the date of receipt of goods, is as follows:

	2011	2010
	HK$’000	HK$’000

0 to 90 days	769,488	539,346
91 to 180 days	202,082	96,787
181 to 365 days	134,972	102,421
Over 1 year	77,905	134,697

	1,184,447	873,251

Bills payables have an average maturity period of 180 days, interest-free and are secured by charges over the Group’s bank deposits, inventories, trade receivables and guarantees given by a director and third parties.

The carrying amounts of the Group’s trade payables are denominated in the following currencies:

	2011	2010
	HK$’000	HK$’000

EURO	1,316	936
Hong Kong dollars	1,771	2,026
US dollars	—	652
RMB	1,181,360	869,637

	1,184,447	873,251

28.                       BORROWINGS

	2011	2010
	HK$’000	HK$’000

Short term bank loans, secured	1,205,969	496,042
Other loans	—	400

	1,205,969	496,442

The borrowings are repayable on demand or within one year.

The carrying amounts of the borrowings are denominated in the following currencies:

	HK$	RMB	Total
	HK$’000	HK$’000	HK$’000

At 31 December 2011
Short term bank loans	—	1,205,969	1,205,969

At 31 December 2010
Short term bank loans	—	496,042	496,042
Other loans	400	—	400

	400	496,042	496,442

28.                       BORROWINGS (continued)

The average interest rates were as follows:

	2011	2010

Short term bank loans	4.9% – 8.5%	4.9% – 7.4%

Short term bank loans of approximately HK$189,580,000 (2010: HK$82,200,000) and other loans are arranged at fixed interest rates and expose the Group to fair value interest rate risk. Short term bank loans of approximately HK$1,016,389,000 (2010: HK$413,842,000) are arranged at floating rates, thus exposing the Group to cash flow interest rate risk.

The short term bank loans as at 31 December 2011 are secured by charges over the Group’s bank deposits, trade receivables, inventories, property, plant and equipment, prepaid land lease payments, and guarantees from a director and third parties.

The short term bank loans as at 31 December 2010 were secured by charges over the Group’s bank deposits, trade receivables, inventories, property, plant and equipment, prepaid land lease payments, and guarantees from a director and third parties.

The other loans as at 31 December 2010 were unsecured, interest free and repayable on demand.

29.                       PROVISIONS

	Cross guarantee
	HK$’000	Warranty	Total
	(Note 39)	HK$’000	HK$’000

At 1 January 2010	—	1,875	1,875
Addition provisions	7,491	1,891	9,382
Amortisation/provision used	(3,862)	(2,860)	(6,722)
Underprovision in prior year	—	969	969
Exchange differences	99	67	166

At 31 December 2010 and 1 January 2011	3,728	1,942	5,670

Addition provisions	873	3,991	4,864
Amortisation/provision used	(4,435)	(5,149)	(9,584)
Underprovision in prior year	—	3,153	3,153
Exchange differences	105	100	205

At 31 December 2011	271	4,037	4,308

The warranty provisions represent the Group’s best estimate of the Group’s liability under 12 months warranties granted on mining machinery based on prior experience and industry averages for defective products.

30.                       FINANCE LEASE PAYABLES

	Minimum lease payments		Present value of minimum lease payments
	2011	2010	2011	2010
	HK$’000	HK$’000	HK$’000	HK$000

Amounts payable under finance leases:
Within one year	34,763	24,642	32,924	22,189
In the second year	5,147	22,115	4,999	21,310

	39,910	46,757	37,923	43,499
Less: Future finance charges	(1,987)	(3,258)	—	—

Present value of lease obligations	37,923	43,499	37,923	43,499

Less: Amount due for settlement within twelve months (shown under current liabilities)			(32,924)	(22,189)

Amount due for settlement after twelve months (shown under non-current liabilities)			4,999	21,310

30.                       FINANCE LEASE PAYABLES (continued)

The Group leased certain of its plant and machinery under finance lease during the year. The average lease term is two years. For the year ended 31 December 2011 and 2010, the average effective borrowing rate were 7.6% per annum. Interest rates are floating during the contract period.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Group’s obligations under finance leases are secured by the lessors’ charge over the leased assets.

31.                       CONVERTIBLE BOND

On 14 July 2008 the Services Group issued a convertible bond with a nominal value of HK$21,726,600 (“CB”). At the option of the bondholders, the bondholders have the right, subject to “Conditions Precedent” stated in terms of CB to convert either in whole or in part (in multiples of HK$100) the principal amount into the Company’s ordinary shares at an initial conversion price, subject to adjustment, of HK$0.35 per share for the period commencing from the date of issue of the CB up to the maturity date at the discretion of the holders of the CB, provided that any conversion shall be made in amounts of not less than a whole multiple of HK$100 on each conversion save that if at any time the outstanding principal amount of the CB is less than HK$100, the whole (but not part only) of the outstanding principal amount of the CB may be converted. Any CB not converted will be redeemed on 13 July 2013 at 100% of their face value plus accrued interest. CB carries interests at 1% per annum payable semi-annually in arrears on the last day of each half year. In the event that the prevailing price of the conversion shares is at least HK$2 per share for 5 consecutive trading days before the maturity date, the bondholders of the CB shall mandatory exercise its rights to convert all of the CB into conversion shares. The Company may redeem all but not some of the CB at face value plus accrued interest at any time after the issuance of the CB but prior to the maturity date at its discretion by 30 business days’ notice in advance to the bondholders of the CB, provided that each bondholders of the CB shall retain its conversion right prior to the completion of the redemption.

Details of CB are disclosed in the Company’s announcement dated 16 July 2008.

On 5 February 2010 and 14 July 2010, respectively, HK$400,400 and HK$3,850,000 of CB were converted into 1,144,000 and 11,000,000 ordinary shares of the Company.

On 5 January 2011, HK$17,476,200 of the entire CB were converted into 49,932,000 ordinary shares of the Company.

31.                       CONVERTIBLE BOND (continued)

HK$’000

Liability components at 30 September 2010, at fair value	12,460
Interest charged	301

Liability components at 31 December 2010	12,761

Interest charged	17
Entire CB converted at 5 January 2011	(12,778)

Liability components at 31 December 2011	—

Derivative components at 30 September 2010	13,177
Fair value loss for the period from 1 October 2010 to 31 December 2010	10,790

Derivative components at 31 December 2010	23,967

Entire CB converted at 5 January 2011	(23,967)

Derivative components at 31 December 2011	—

The interest charged for the period is calculated by applying an effective interest rate of 10.18% to the liability components since the bonds were issued.

The directors estimate the fair values of the liability components of the CB at 31 December 2011 to be approximately HK$Nil (2010: HK$12,347,000.) This fair value has been calculated by discounting the future cash flows at the market rate.

31.                       CONVERTIBLE BOND (continued)

The fair value of the derivative components of CB were revalued as at 31 December 2010 based on valuation by an independent valuer, Greater China Appraisal Limited, determined using the Binomial Option Pricing Model. The significant inputs to the model were as follows:

At 31 December 2010

Share price of underlying shares (HK$)	0.830
Exercise price (HK$)	0.350
Expected volatility (%)	70.400
Expected life (years)	2.53
Risk-free rate (%)	0.788
Expected dividend yield (%)	—

Expected volatility was determined by calculating the historical volatility of the Company’s share price over the previous periods equivalent to the length of the expected life.

32.                       AMOUNTS DUE TO DIRECTORS

The amounts due are unsecured, repayable on demand and at an interest rate of 8% per annum except that an amount due of approximately HK$82,000 is interest free.

33.                       AMOUNT DUE TO A THIRD PARTY

The amount due is secured by 1,538,464,000 shares held by MML and subject to a US$10 million personal guarantee to be jointly and severally provided by the directors of the Company, Mr. Emory WILLIAMS and Mr. LI Rubo. The loan has a 12 month term and at an interest rate of 8% per annum payable semi-annually. The interest rate steps up to 15% of the loan after 120 days upon it becomes callable by the third party or if there is a payment default.

34.                       DEFERRED TAX

Under the New Income Tax Law and the Implementation Rules, from 1 January 2008, non-resident enterprises without an establishment or place of business in the PRC or which have an establishment or place of business in the PRC but whose relevant income is not effectively connected with the establishment or a place of business in the

PRC, will be subject to withholding tax at the rate of 10% on various types of passive income such as dividends derived from sources within the PRC. A lower withholding tax rate may be applied if there is a tax treaty between China and jurisdiction of the foreign investors. For the Group, the applicable rate is 5%.

According to the notice Caishui 2008 No. 1 released by the Ministry of Finance and the State Administrative of Taxation, distributions of the pre-2008 retained profits of a foreign-invested enterprise to a foreign investor in 2008 or after are exempted from enterprise income tax. Accordingly, the retained profits as at 31 December 2007 in the Group’s PRC subsidiary will not be subject to 5% withholding tax on the future distributions.

The Group is liable to withholding tax on dividends distributed from the Group’s PRC subsidiary in respect of their profits generated on or after 1 January 2008. As at 31 December 2011, temporary differences relating to the undistributed profits of the Group’s PRC subsidiary of approximately RMB284,443,000 (equivalent to HK$322,755,000) (2010: RMB278,412,000 (equivalent to HK$315,459,000)). Deferred tax liabilities have not been recognised in respect of the tax that would be payable on the distribution of these retained profits as the Company controls the dividend policy of these foreign-invested enterprises and it has been determined that it is probable that profits will not be distributed by these foreign-invested enterprises in the foreseeable future.

No provision for deferred taxation has been made in the financial statements as the tax effect of temporary differences is immaterial to the Group.

35.                       ISSUED EQUITY

	Number of shares	Issued equity
		HK$’000

At 31 December 2010	5,614,942,395	846,632
Conversion of convertible bonds	49,932,000	499
Equity-settled share based payments	23,400,000	234

At 31 December 2011	5,688,274,395	847,365

(a)                        Issued equity of the Group

Due to the application of reverse takeover basis of accounting, the amount of issued equity of the Group, which includes share capital and share premium in the consolidated statement of financial position, represents the amount of issued equity of the legal subsidiary, Hong Kong Siwei Holdings Limited, immediately before the acquisition of approximately HK$23,010,000, the deemed cost of acquisition of the Services Group of approximately HK$823,621,000 (Note 38(a) below), after deducting the costs of issuing the new shares. The equity structure, being the number and type of shares, reflects the equity structure of the legal parent, ERA Mining Machinery Limited (Formerly known as ERA Holdings Global Limited).

35.                       ISSUED EQUITY (continued)

(b)                       Share capital of the Company

The movements in the share capital of the Company are as follows:

		Number of	Nominal value
	Note	shares	HK$’000

Ordinary shares

Authorised:
Ordinary shares of HK$0.01 each
At 1 January 2010, 31 December 2010, 1 January 2011 and 31 December 2011		10,000,000,000	100,000

Issued and fully paid:
Ordinary shares of HK$0.01 each at 1 January 2010		399,562,581	3,996
Conversion of convertible bonds	(a)	12,144,000	121
Issued of shares on placement	(b)	1,200,000,000	12,000
Equity-settled share based payments	(c)	3,235,814	32
Issue of consideration shares	(d)	4,000,000,000	40,000

At 31 December 2010		5,614,942,395	56,149
Conversion of convertible bonds	(e)	49,932,000	499
Equity-settled share based payments	(f)	23,400,000	234

At 31 December 2011		5,688,274,395	56,882

35.                       ISSUED EQUITY (continued)

(b)                       Share capital of the Company (continued)

Notes:

(a)                       During the year 2010, convertible bonds of the Company in aggregate principal amount of HK$4,250,400 were converted into 12,144,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.35 per share. The premium on the conversion of convertible bonds to the issue of shares, amounting to approximately HK$6,168,000, was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the convertible bonds are set out in note 31.

(b)                      On 20 September 2010, the Company and a placing agent entered into a placing agreement in respect of the placement of 1,200,000,000 ordinary shares of HK$0.01 each to independent investors at a price of HK$0.364 per share. The placement was completed on 30 September 2010 and the premium on the issue of shares, amounting to approximately of HK$413,460,000, net of share issue expenses, was credited to the Company’s share premium account.

(c)                       On 30 September 2010, the Company issued 572,584 ordinary shares of HK$0.01 each at a price of HK$0.6799 per share to Somerley to settle of professional fees of approximately HK$389,000. The premium on the issue of shares, amounting to approximately HK$383,000, net of share issue expenses, was credited to the Company’s share premium account.

On 30 September 2010, the Company further issued 2,663,230 ordinary shares of HK$0.01 each at a price of HK$0.291 per share to Somerley to settle the professional fees of approximately HK$775,000. The premium on the issue of shares, amounting to approximately HK$748,000, net of share issue expenses, was credited to the Company’s share premium account.

(d)                      As mentioned in note 2 above, the consideration of the Transaction was satisfied by the allotment and issue of 4,000 million consideration shares to Mining Machinery Ltd.. The Transaction was completed on 30 September 2010. For the purpose of accounting, the consideration shares are issued at the quoted share price of the Company on the completion date of HK$0.51 per share, resulting in credits to share capital of the Company of HK$40,000,000 and share premium of HK$2,000,000,000 (Note 36).

(e)                       During the year 2011, convertible bonds of the Company in aggregate principal amount of HK$17,476,200 were converted into 49,932,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.35 per share. The premium on the conversion of convertible bonds to the issue of shares, amounting to approximately HK$36,246,000, was credited to the share premium account in the consolidated statement of changes in equity and approximately HK$37,591,000 was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the convertible bonds are set out in note 31.

(f)                         During the year 2011, share-based payments of the Company were converted into 23,400,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.40 per share. The premium on the conversion of share-based payments to the issue of shares, amounting to approximately HK$9,126,000, was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the share options are set out in note 37.

36.                       RESERVES

(a)                        The Group

The amounts of the Group’s reserves and movements therein are presented in the consolidated statement of comprehensive income and consolidated statement of changes in equity.

(b)                      Company

	Share premium account	Share option reserve	Accumulated losses	Total
	HK$’000	HK$’000	HK$’000	HK$’000

At 1 October 2010	2,532,193	4,877	(182,984)	2,354,086

Loss from 1 October 2010 to 31 December 2010	—	—	(1,644,455)	(1,644,455)

At 31 December 2010 and 1 January 2011	2,532,193	4,877	(1,827,439)	709,631

Loss for the year	—	—	(33,236)	(33,236)
Conversion of convertible bonds	37,591	—	—	37,591
Issue of shares	12,098	(2,972)	—	9,126
Recognition of share-based payments	—	9,216	—	9,216

At 31 December 2011	2,581,882	11,121	(1,860,675)	732,328

(c)                        Nature and purpose of reserves

(i)                                     Share premium account

Under the Companies Law of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.

(ii)                                  Exchange reserve

The exchange reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policies set out in note 4(d), to the financial statements.

(iii)                               Share option reserve

The share options reserve represents the fair value of the actual or estimated number of unexercised share options granted to certain directors, employees and other eligible participants of the Group as set out in note 37 to financial statements recognised in accordance with the accounting policies in note 4(p) to the financial statements.

(iv)                              Statutory reserve

The statutory reserve, which is non-distributable, is appropriated from the profit after tax of the Group’s PRC subsidiaries under applicable laws and regulations in the PRC.

37.                       SHARE-BASED PAYMENTS

Pursuant to written resolutions of the shareholders of the Company dated 5 June 2001, Share Option Scheme (the “Old Scheme”) was adopted by the Company with a purpose to recognise the contribution of certain Directors, employees, consultants and advisors of the Group to the growth of the Group and/or the listing of the Company’s shares on GEM on 28 June 2001. Upon expiration of the Old Scheme, a New Share Option Scheme (the “New Scheme”) was adopted by the Company pursuant to shareholder’s resolution of the shareholders of the Company dated 14 July 2011.

Under the terms of the New Scheme adopted by the Company, Directors are authorised, at their discretion, to invite any Directors and employees of the Group to take up options to subscribe for shares of the Company. The subscription price will be determined by the Directors, and will be equal to the higher of (i) the nominal value of the shares; (ii) the closing price per share of the Company as stated in the daily quotation sheet of the Stock Exchange of Hong Kong Limited (the “Exchange”) on the date of the grant of the option, which must be a business day; and (iii) the average of the closing price of the shares of the Company as stated in the Exchange’s daily quotation sheet for the five trading days immediately preceding the date of the grant of the options.

The maximum number of shares in respect of which options may be granted under the New Scheme and any other schemes of the Company is not permitted to exceed 10% of the shares of the Company in issue at the adoption date. The Company may seek approval by the Company’s shareholders in general meeting for granting options beyond the 10% limit.

The total number of the shares of the Company which may be issued upon exercise of all outstanding options granted and yet to be exercised under the New Scheme and any other schemes of the Company must not exceed 30% of the shares of the Company in issue from time to time. HK$1 is payable as consideration for each offer of share option granted and options granted must be taken up within 28 days from date of grant. An option may be exercised in accordance with the terms of the New Scheme at any time during the period commencing immediately after the date on which the options deemed to be granted and accepted and expiring on a date to be determined and notified by the Directors to the grantee.

The New Scheme became effective for a period of 10 years commencing on the adoption on 14 July 2011.

37.                       SHARE-BASED PAYMENTS (continued)

The following table discloses details of options outstanding and the movements during the year ended 31 December 2011 under the Share Option Schemes adopted by the Company on 5 June 2001 and 14 July 2011:

	Number of shares options
Grantee	Outstanding as at 1 January 2011	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at 31 December 2011

Total of directors	14,100,000	105,979,486	(6,800,000)	—	113,279,486
Employees in aggregate	4,900,000	178,219,233	(2,500,000)	(400,000)	180,219,233

	19,000,000	284,198,719	(9,300,000)	(400,000)	293,498,719

Advisors and consultants	19,400,000	—	(14,100,000)	—	5,300,000

	Number of shares options
Grantee	Outstanding as at 1 October 2010	Reallocation (Note)	Exercised during the year	Lapsed during the year	Outstanding as at 31 December 2010

Total of directors	7,700,000	6,400,000	—	—	14,100,000
Employees in aggregate	4,900,000	—	—	—	4,900,000

	12,600,000	6,400,000	—	—	19,000,000

Advisors and consultants	25,800,000	(6,400,000)	—	—	19,400,000

Details of the options granted under the share option schemes are as follows:

Date of grant	Exercise period	Exercise price
		HK$

10 July 2008	10 July 2009 – 09 July 2013	0.40
12 August 2011	12 August 2012 – 11 August 2018	0.50

If the options remain unexercised after a period of 5 years from the date of grant, the options will be expired. Options are forfeited if the employee leaves the Group before the options vest.

Note:         Mr. Emory WILLIAMS and Mr. LI Rubo appointed as directors of the Company on 13 October 2010. Prior to the appointment, Mr. Emory WILLIAMS and Mr. LI Rubo acted as advisors and consultants of the Group. Therefore, their outstanding options were reallocated from advisors and consultants accordingly.

37.                       SHARE-BASED PAYMENTS (continued)

Details of the share options outstanding during the year are as follows:

	2011
	Number of share options	Weighted average exercise price
		HK$

Outstanding at 1 January 2011	38,400,000	0.40

Granted during the year	284,198,719	0.50
Exercised and lapsed during the year	(23,800,000)	0.40

Outstanding at 31 December 2011	298,798,719	0.5

Exercisable at 31 December 2011	14,600,000

	2010
	Number of share options	Weighted average exercise price
		HK$

Outstanding at 1 October 2010	38,400,000	0.40

Outstanding at 31 December 2010	38,400,000	0.40

Exercisable at 31 December 2010	38,400,000

These fair values were calculated using the Binomial option pricing model. The inputs into the model were as follows:

2011
HK$

Share price	0.255
Exercise price	0.50
Expected volatility (%)	56.65-59.34
Expected life (years)	6
Risk free rate (%)	1.447
Expected dividend yield (%)	—

37.                       SHARE-BASED PAYMENTS (continued)

Volatility of the Company’s share prices was estimated by the average annualized standard deviations of the continuously compounded rates of return on the share prices of three comparable companies with similar business operation.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

(a)                        Acquisition of subsidiaries

On 30 September 2010, the Company issued 4,000,000,000 ordinary shares in exchange for the entire shareholdings in the Siwei Group. Pursuant to HKFRS 3 (Revised), HK Siwei is deemed to be the effective acquirer of the Services Group, reverse takeover accounting is adopted to account for the Transaction, and accordingly these consolidated financial statements of Siwei Group, and the results of the Services Group have been consolidated since the completion date of the Transaction.

On 31 March 2011, the Company acquired 100% of the issued capital of 7 sales agents companies (“Sales Agents Group”) for a consideration RMB11,880,000. The Sales Agents Group was engaged in distributions and selling activities of mining machinery.

The fair value of the identifiable assets and liabilities of Services Group and the Sales Agents Group and goodwill arising from the above acquisitions are as follows:

HK$’000

Purchase consideration of the Services Group:

Consideration deemed to have been paid by Siwei Group (Note (i))	823,621

Less: Fair value of net assets of the Services Group assumed — (Note (ii))	(365,263)

Goodwill	458,358

Purchase consideration of the Sales Agents Group:

Consideration transferred (Note (iii))	14,369

Less: Fair value of net liabilities of the Sales Agents Group (Note (iii))	53,774
Exchange difference	767

Goodwill	68,910

Notes:

(i)                          The fair value of the consideration deemed to have been paid by the Siwei Group was based on the fair value of the equity instruments deemed to have been issued by the Siwei Group for the acquisition of the Services Group.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(a)                        Acquisition of subsidiaries (continued)

(ii)                       The separately identifiable assets and liabilities of the Services Group as at the completion date of the

Transaction were as follows:

	Fair value	Acquiree’s carrying amount
	HK$’000	HK$’000

Property, plant and equipment (Note 18)	167	167
Trade and other receivables	440,465	440,465
Prepayments and deposits	20,120	20,120
Income tax recoverable	9	9
Bank and cash balances	1,561	1,561
Trade and other payables	(71,422)	(71,422)
Derivative component of convertible bond	(13,177)	(13,177)
Convertible bonds	(12,460)	(13,805)

Net assets assumed	365,263	363,918

HK$’000

Satisfied by:
Total deemed consideration transferred	823,621

Net cash inflow arising on acquisition:
Cash and cash equivalents acquired	1,561

The Services Group contributed turnover of approximately HK$208,000 and net loss of approximately HK$1,641,846,000 to the Group for the period from 1 October 2010 (completion date of the Transaction) to 31 December 2010. If the Transaction had occurred on 1 January 2010, the turnover and net loss contributed by the Services Group would have been approximately of HK$983,000 and HK$1,695,112,000 respectively.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(a)                        Acquisition of subsidiaries (continued)

(iii)                    The separately identifiable assets and liabilities of the Sales Agents Group as at 31 March 2011 were as follows:

	Fair value	Acquiree’s carrying amount
	HK$’000	HK$’000

Property, plant and equipment (Note 18)	1,063	1,063
Inventories	804	804
Trade and other receivables	10,556	73,742
Bank and cash balances	5,457	5,457
Trade and other payables	(71,540)	(71,540)
Tax payable	(114)	(114)

Net (liabilities)/assets assumed	(53,774)	9,412

HK$’000

Satisfied by:
Total deemed consideration transferred	14,369

Net cash outflow arising on acquisition:
Cash and cash equivalents acquired	5,457

The Sales Agents Group contributed turnover of approximately HK$3,419,000 and net loss of approximately HK$5,546,000 to the Group for the period from 1 April 2011 to 31 December 2011. If the acquisition had occurred on 1 January 2011, the turnover and net loss contributed by the Sales Agents Group would have been approximately of HK$4,557,000 and HK$71,955,000 respectively.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(b)                       Disposal of a subsidiary

As referred to in note 22 to the financial statements, on 31 March 2011 the Group discontinued its consultancy services business at the time of the disposal of a subsidiary, IFS Asia-Pacific Limited.

Net assets at the date of disposal were as follows:

HK$’000

Trade and other receivables	1,277
Bank and cash balances	690
Trade and other payables	(1,677)

Net liabilities disposed of	290
Gain on disposal of a subsidiary	110

Total consideration — satisfied by settlement of other loan	400

Net cash outflow arising on disposal:
Cash and cash equivalents disposed of	(690)

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(c)                        Major non-cash transactions

(i)                          Included in share capital as at 31 December 2010 was an amount of HK$23,010,000 in respect of cost of loan capitalisation of amount due to a shareholder.

(ii)                       Additions of property, plant and equipment during the year of HK$21,066,000 (2010: HK$47,454,000) were financed by finance lease.

(iii)                    Additions to property, plant and equipment during the year of HK$7,214,000 (2010: HK$1,085,000) were settled by other receivables.

(iv)                   Proceeds from disposal of property, plant and equipment during the year of HK$568,000 (2010: HK$ Nil) were to settle trade payables.

(v)                      Disposals of property, plant and equipment during the year of HK$4,347,000 (2010: HK$ Nil) were transfer to inventories.

39.                       CONTINGENT LIABILITIES

Legal titles of certain land and buildings

The Group erected certain buildings on certain parcels of land which the Group did not have relevant land use rights. Notwithstanding the local government authorities, including Planning Administration Bureau of Xingyang（滎陽市規劃管理局）, Construction Administration Bureau of Xingyang（滎陽市建設管理局）, Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）and Land Resources Bureau of Xingyang（滎陽市國土資源局）, have issued certificates of confirmation in respect of the Group’s right to use these buildings and parcels of land, the Group may subject to penalty for the breach of PRC laws and regulations. The directors do not consider a provision for liability be necessary on the grounds that there are no reliable estimate that can be made; and, according to the legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, the probability of penalty is low.

Financial guarantees issued

Pursuant to directors’ meetings of Zhengzhou Siwei held on 15 April 2011 and 28 April 2011, the directors of Zhengzhou Siwei resolved to approve cross guarantee agreements from which Zhengzhou Siwei and two third parties mutually agreed to issue cross guarantee to the extent of approximately HK$122,309,000 (2010: HK$117,702,000) and HK$183,464,000 (2010: HK$153,013,000) respectively, to banks in respect of banking facilities granted to Zhengzhou Siwei and the third parties. Under such cross guarantees, Zhengzhou Siwei and the third parties are jointly and severally liable for all or any of each of their borrowings from the banks for one year.

39.                       CONTINGENT LIABILITIES (continued)

Financial guarantees issued (continued)

At 31 December 2011, the directors of the Group do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees as the default risk is low. The maximum liability of Zhengzhou Siwei as at 31 December 2011 under the guarantees is the amount of bank loans drawn under the cross guarantees by the third parties at that date of approximately HK$195,695,000. (2010: HK$141,243,000)

The fair values at inception dates have been arrived at based on a valuation carried out by Greater China Appraisal Limited, an independent valuer not connected with the Group.

40.                      CAPITAL COMMITMENTS

The Group’s capital commitments at the end of the year are as follows:

	2011	2010
	HK$’000	HK$’000

Property, plant and equipment
Contracted but not provided for	124,972	84,890

41.                       LEASE COMMITMENTS

At 31 December 2011, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2011	2010
	HK$’000	HK$’000

Within one year	930	1,549
In the second to fifth years inclusive	2,216	1,474
After five years	371	1,059

	3,517	4,082

Operating lease payments represent rentals payable by the Group for certain parcels of land of its factories premises. The leases are negotiated for terms ranging from four to fifteen years and do not include contingent rentals.

42.                       RELATED PARTY TRANSACTIONS

In addition to those related party transactions and balances disclosed elsewhere in the financial statements, the Group had the following transactions with its related parties during the year.

(a)

	2011	2010
	HK$’000	HK$’000

Interest on loans from:
— directors(1)	2,482	1,161
— a related company(2)	—	323

Notes:

(1)                       In 2011, HK$1,767,000, HK$378,000, HK$108,000 and HK$229,000 were paid to the directors, Mr. LI Rubo, Mr. Emory WILLIAMS, Mr. LEE Jong Dae and Mr. Christopher John PARKER respectively, as interest on loans from directors.

(2)                       A director, Mr. Emory WILLIAMS, is the controlling equity holder of the related company.

(b)                       The remuneration of the Company’s directors and other members of key management personnel during the year ended 2011 were as follows:

	2011	2010
	HK$’000	HK$’000

Short-term benefits	8,301	3,199
Post-employment benefits	95	46
Share-based payments	3,599	—

	11,995	3,245

43.                       INFORMATION ABOUT THE STATEMENT OF FINANCIAL POSITION OF THE COMPANY

Information about the statement of financial position of the Company at the end of the reporting period includes:

	2011	2010
	HK$’000	HK$’000

Investments in subsidiaries	400	400
Other current assets	1,263,443	825,635
Bank balances and cash	25,648	13,250

Total assets	1,289,491	839,285

Other current liabilities	500,281	35,432
Derivative component of convertible bond	—	23,967
Convertible bonds	—	14,106

Total liabilities	500,281	73,505

Net assets	789,210	765,780

Share capital	56,882	56,149
Reserves	732,328	709,631

Shareholders’ fund	789,210	765,780

44.                       EVENTS AFTER THE REPORTING PERIOD

On 31 January 2012, Shanxi Xishan Siwei Mechanical & Electrical Equipment Manufacturing Co. Ltd (“Shanxi”), a new jointly controlled entity was set up in the PRC. The percentage of ownership in Shanxi was 30% and its principal activities are manufacturing and sales of mining machineries.

45.                       APPROVAL OF FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the Board of Directors on 30 March 2012.